                         SECOND SUPPLEMENT TO PROSPECTUS
                              DATED APRIL 18, 2003

                                iSECUREtrac CORP.

                     Up to 17,514,966 Shares of Common Stock



         Attached hereto and hereby made part of the prospectus are:

1. The company's Report on Form 8-K as filed with the U.S. Securities and Exchange Commission ("SEC") on September 12, 2003 (the "September 8-K Report");

2. Amendment No. 1 to the September 8-K Report as filed with the SEC on November 12, 2003;

3. the company's Report on Form 10-QSB as filed with the SEC on November 14, 2003 for the fiscal quarter ending September 30, 2003;

4. the company's Report on Form 8-K as filed with the SEC on November 17, 2003.

Prospective investors in our common stock should carefully read this document and the attachments thereto prior to making any investment decision.

                           ---------------------------

         You should only rely on the information provided in the prospectus, this prospectus supplement or any additional supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in the prospectus or this prospectus supplement or any additional supplement is accurate as of any date other than the date on the front of those documents.

                           --------------------------


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           --------------------------


           The date of this Prospectus Supplement is November 17, 2003

                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported), August 28, 2003

                                ISecureTrac Corp.
-------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)

       Delaware                         0-26455            87-0347787
-------------------------------------------------------------------------------
  (State or other jurisdiction       (Commission         (IRS Employer
       of incorporation)             File Number)        Identification No.)

5022 South 114th Street, Omaha, Nebraska                      68137
--------------------------------------------------------------------------------
(Address of principal executive offices)                   (Zip Code)

        Registrant's telephone number, including area code (402) 537-0022

                                 Not Applicable
-------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 5. Other Events.

On August 28, 2003, iSecureTrac Corp. and Tracking Systems Corporation of Harrisburg, Pennsylvania (TSC) completed their earlier announced share exchange transaction under the terms of their Share Exchange Agreement dated August 12, 2003 (the Agreement). The Agreement was approved by the shareholders of TSC on August 21, 2003. Pursuant to the Agreement, iSecureTrac exchanged $2.3 million of its common stock for all the outstanding stock of TSC and assumed $4.2 million of TSC debt. TSC will be operated as a wholly owned subsidiary of iSecureTrac.


Item 7. Financial Statements and Exhibits.

     Exhibit
       No.         Description
---------------  -------------------------------------------------------------
       99.1        Press Release




                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                    IsecureTrac Corp.


Date: September 11, 2003                            By: /s/ James E. Stark
                                                      -------------------------
                                                        President

                                  EXHIBIT INDEX


     Exhibit
       No.         Description
---------------  -------------------------------------------------------------
       99.1        Press Release

IST LOGO

                             FOR IMMEDIATE RELEASE
-------------------------------------------------------------------------------
               ISECURETRAC CLOSES ACQUISITION OF TRACKING SYSTEMS

   TRANSACTION EXPANDS CUSTOMER BASE, SERVES AS PLATFORM FOR FURTHER GROWTH


         OMAHA, Neb.- September 4, 2003-iSECUREtrac(TM) Corp. (OTCBB: ISRE), an industry leader in the development of global positioning systems (GPS) for tracking and monitoring, announced today that it has closed the acquisition of Tracking Systems Corporation, based in Harrisburg Pennsylvania. The share exchange agreement called for the acquisition of all outstanding shares of Tracking Systems stock along with the assumption of outstanding debt. The Board of Directors of both companies approved the transaction as well as the shareholders of Tracking Systems Corporation.

         "We are moving quickly to integrate the two companies and to take advantage of the many synergies that present themselves in this merger. We will combine operations where appropriate and take advantage of the economies of scale in all areas,"said Jim Stark, President of iSECUREtrac Corporation. "With the addition of 200 plus customers, our tracNET24 GPS tracking system sales opportunities increase dramatically. The combined companies now offer a full line of offender monitoring products to the criminal justice industry and we plan to take advantage of every opportunity that we can," Stark added.

ABOUT ISECURETRAC
iSECUREtrac Corp. is an information services and technology company providing advanced solutions for the mobile tracking of individuals. iSECUREtrac's products are designed to improve security, enhance overall management information, and provide faster analysis and response for targeted government and commercial applications. Further information on iSECUREtrac Corp can be found on the company's Web site at www.isecuretrac.com.

SAFE HARBOR
This press release contains forward-looking statements that, if not verifiable historical fact, may be viewed as forward-looking statements that could predict future events or outcomes with respect to iSECUREtrac Corp. and its business. The predictions embodied in these statements will involve risks and uncertainties and accordingly, iSECUREtrac's actual results may differ significantly from the results discussed or implied in such forward-looking statements.

                          INVESTOR INFORMATION CONTACT:

American Financial Communications         Salzwedel Financial Communications
Terry McGovern/Richard Carpenter          Jeff Salzwedel/Phil Agrue
tlmcg2@aol.com                            (503) 638-7777
(510) 597-4200

CORPORATE COMMUNICATIONS:
James Stark, iSECUREtrac
jstark@isecuretrac.com
(402) 537-0022
                                      #####

                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 AMENDMENT NO. 1

                                       TO

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported), August 28, 2003

                                ISecureTrac Corp.

               (Exact name of registrant as specified in charter)

          Delaware                         0-26455               87-0347787
--------------------------------------------------------------------------------
(State or other jurisdiction             (Commission           (IRS Employer
     of incorporation)                   File Number)        Identification No.)

5022 South 114th Street, Omaha, Nebraska                            68137
--------------------------------------------------------------------------------
(Address of principal executive offices)                         (Zip Code)

        Registrant's telephone number, including area code (402) 537-0022

                                 Not Applicable
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 5. Other Events.

On August 28, 2003, iSecureTrac Corp. and Tracking Systems Corporation of Harrisburg, Pennsylvania (TSC) completed their earlier announced share exchange transaction under the terms of their Share Exchange Agreement dated August 12, 2003 (the Agreement). The Agreement was approved by the shareholders of TSC on August 21, 2003. Pursuant to the Agreement, iSecureTrac exchanged $2.3 million of its common stock for all the outstanding stock of TSC and assumed $4.2 million of TSC debt. TSC will be operated as a wholly owned subsidiary of iSecureTrac.

Item 7. Financial Statements and Exhibits.

     Exhibit
       No.     Description
     -------   -----------
     99.1      Press Release, previously filed

     99.2      Exhibits pursuant to Item 7 (a)(4) and Item 7 (b)

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              IsecureTrac Corp.


Date: November 11, 2003                       By: /s/ James E. Stark
                                                  ------------------------------
                                                  President

     Exhibit
       No.                              Description
     -------   -------------------------------------------------------------
     99.2              Exhibits pursuant to Item 7 (a)(4) and Item 7 (b)

                          TRACKING SYSTEMS CORPORATION

                              FINANCIAL STATEMENTS

                             DECEMBER 31, 2001 AND
                                      2000

                                      AND

                          INDEPENDENT AUDITOR'S REPORT

                         [LOGO OF MCKONLY & ASBURY, LLP]

                      [LETTERHEAD OF MCKONLY & ASBURY, LLP]

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
Tracking Systems Corporation
Harrisburg, Pennsylvania

We have audited the accompanying balance sheets of Tracking Systems Corporation as of December 31, 2001 and 2000, and the related statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with accounting standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tracking Systems Corporation as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


                                                           McKonly & Asbury, LLP
Harrisburg, Pennsylvania
February 19, 2002

                          TRACKING SYSTEMS CORPORATION

                                 BALANCE SHEETS

                           DECEMBER 31, 2001 AND 2000

                                     ASSETS
                                                          2001          2000
                                                       ----------     ----------
                                                                      (Restated)
Current assets
Cash                                                   $1,226,442     $   34,534
Accounts receivable, net of allowance for
doubtful accounts of $40,184 and $25,692                  727,974      1,321,690
Inventories                                                58,579         61,941
Prepaid expenses and other current assets                 230,078         40,188
                                                       ----------     ----------

     Total current assets                               2,243,073      1,458,353
                                                       ----------     ----------
Property and equipment, net                             1,717,811      2,370,935
                                                       ----------     ----------
Other assets
  Deferred financing costs                                215,493          8,204
  Intangible assets, net                                  465,636        574,481
  Deposits                                                  7,495          7,000
                                                       ----------     ----------
     Total other assets                                   688,624        589,685

                                                       ----------     ----------
Total assets                                           $4,649,508     $4,418,973
                                                       ==========     ==========

                     The accompanying notes are an integral
                       part of these financial statements.

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                           2001           2000
                                                      ------------    ------------
                                                                       (Restated)
Current liabilities
 Current portion of long-term debt and
  line of credit                                      $    306,978    $     39,995
 Accounts payable                                          373,935         779,472
 Accrued liabilities                                       508,345         371,090
                                                      ------------    ------------
     Total current liabilities                           1,189,258       1,190,557

Long-term debt and line of credit, net of
 current portion                                         4,632,846       3,668,980
                                                      ------------    ------------
     Total liabilities                                   5,822,104       4,859,537
                                                      ------------    ------------
Stockholders' equity
 Preferred stock, Class B cumulative,  convertible,
  par value $10.38, authorized 390,000 shares,
  issued and outstanding 300,864 shares
  (Aggregate liquidation preference $6,785,743)          6,785,743       5,983,947
Preferred stock, Class C cumulative, convertible,
  par value $8.40, authorized 170,000 shares,
  issued and outstanding 160,145 shares
  (Aggregate liquidation preference $3,107,488)          3,107,488       2,776,938
Preferred stock, Class A cumulative, convertible,
  par value $25, authorized 100,000 shares, issued
  and outstanding 29,480 shares
  (Aggregate liquidation preference $1,295,860)          1,165,739       1,016,717
Common stock, par value $1, authorized 1,000,000
  shares, issued and outstanding 239,232 and               239,232         230,833
  230,833 shares
Accumulated deficit                                    (12,470,798)    (10,448,999)
                                                      ------------    ------------
     Total stockholders' equity                         (1,172,596)       (440,564)
                                                      ------------    ------------
Total liabilities and stockholders' equity            $  4,649,508    $  4,418,973
                                                      ============    ============

                          TRACKING SYSTEMS CORPORATION

                            STATEMENTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

                                             2001          2000
                                         -----------    -----------
                                                         (Restated)

Revenues                                 $ 4,701,540    $ 5,231,200

Cost of sales                              2,224,535      2,737,416
                                         -----------    -----------
Gross profit                               2,477,005      2,493,784
                                         -----------    -----------
Operating expenses
  Administrative                             558,859        632,066
  Bad debts                                   16,460          3,989
  Depreciation                                60,718         50,650
  Exhibits/conventions                        27,196         32,306
  Insurance                                  158,771        209,979
  Payroll taxes                               90,549         72,188
  Product development                             --            273
  Repairs and maintenance                     16,029         20,437
  Salaries                                 1,300,779        918,284
  Travel                                     174,820        181,979
                                         -----------    -----------
Total operating expenses                   2,404,181      2,122,151
                                         -----------    -----------
Income from operations                        72,824        371,633
                                         -----------    -----------
Other income (expense)
  Interest and other income                   26,898          2,887
  Interest expense                          (675,796)      (615,668)
  Amortization                              (164,357)      (178,838)
                                         -----------    -----------
Total other income (expense)                (813,255)      (791,619)
                                         -----------    -----------
Net loss before income taxes                (740,431)      (419,986)

Income taxes                                      --             --
                                         -----------    -----------
Net loss                                 $  (740,431)   $  (419,986)
                                         ===========    ===========

                     The accompanying notes are an integral
                      part of these financial statements.

                          TRACKING SYSTEMS CORPORATION

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

                                        Class B            Class C      Class A
                                       Preferred          Preferred    Preferred          Common       Accumulated
                                         Stock              Stock        Stock             Stock         Deficit            Total
                                       -----------     -----------     -----------     -----------     ------------     -----------
Balance, January 1, 2000 (restated)    $ 5,228,188     $ 2,469,885     $   890,547     $   230,833     $(8,840,031)     $   (20,578)

Net loss for 2000 (restated)                    --              --              --              --        (419,986)        (419,986)

Accretion related to
 mandatory redemption of
 preferred stock                           755,759         307,053         126,170              --      (1,188,982)              --
                                       -----------     -----------     -----------     -----------     ------------     -----------
Balance, December 31, 2000               5,983,947       2,776,938       1,016,717         230,833     (10,448,999)        (440,564)

Issuance of common stock                        --              --              --           8,399              --            8,399

Net loss for 2001                               --              --              --              --        (740,431)        (740,431)

Accretion related to
 mandatory redemption of
 preferred stock                           801,796         330,550         149,022              --      (1,281,368)              --
                                       -----------     -----------     -----------     -----------     ------------     -----------
Balance, December 31, 2001             $ 6,785,743     $ 3,107,488     $ 1,165,739     $   239,232     $(12,470,798)    $(1,172,596)
                                       ===========     ===========     ===========     ===========     ============     ===========


                     The accompanying notes are an integral
                      part of these financial statements.

                          TRACKING SYSTEMS CORPORATION

                            STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                               2001             2000
                                                           -----------      -----------
                                                                            (Restated)
     Cash flows from operating activities
      Net loss                                             $  (740,431)     $  (419,986)
      Adjustments to reconcile net loss to net cash
       provided by operating activities
        Depreciation and amortization                        1,145,109        1,177,400
        Interest accretion added to debt balance                94,643          203,244
      Changes in operating assets and liabilities
        Accounts receivable                                    593,716         (602,469)
        Inventories                                              3,362           (7,781)
        Prepaid expenses and other current assets             (190,385)          11,733
        Accounts payable                                      (405,537)        (189,271)
        Accrued liabilities                                    137,255          (43,495)
                                                           -----------      -----------
           Net cash provided by operating activities           637,732          129,375

     Cash flows from investing activities
       Capital expenditures, net                              (327,638)        (226,832)
                                                           -----------      -----------
           Net cash used in investing activities              (327,638)        (226,832)
                                                           -----------      -----------
     Cash flows from financing activities
      Proceeds from long-term debt and
       line of credit                                        4,250,000          881,317
      Principal payments on long-term debt                  (3,113,794)        (818,280)
      Principal payments on capital leases                          --          (13,177)
      Payments for financing costs                            (262,791)         (40,938)
      Proceeds from common stock issuance                        8,399               --
                                                           -----------      -----------
           Net cash provided by financing activities           881,814            8,922
                                                           -----------      -----------
     Net increase (decrease) in cash                         1,191,908          (88,535)

     Cash, beginning of year                                    34,534          123,069
                                                           -----------      -----------
     Cash, end of year                                     $ 1,226,442      $    34,534
                                                           ===========      ===========

     Supplemental disclosures of cash flow information

           Total interest paid during year                 $   479,866      $   328,609
                                                           ===========      ===========
     Supplemental disclosures of non-cash investing
     and financing activities

           Accretion of amounts subject to mandatory
            redemption of preferred stock totaled          $ 1,281,368      $ 1,188,982
                                                           ===========      ===========

                     The accompanying notes are an integral
                       part of these financial statements.

                          TRACKING SYSTEMS CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Description of Business

     Tracking Systems Corporation (the Company) is one of the leading providers of electronic monitoring home arrest equipment and monitoring services to criminal justice and correction agencies worldwide.

     Revenue Recognition

     The Company has contracts with governmental agencies and other companies which provide electronic home arrest equipment and monitoring services. The contracts generally range from one to three years and typically contain automatic renewal provisions. Governmental agency contracts contain funding clauses, which permit the agencies to cancel the contract if funding is denied through their budgetary process. Revenues from these equipment rental and monitoring contracts are recognized monthly for units delivered and/or monitored during the period.

     The Company recognizes revenue from product sales upon shipment to the customer.

     Inventories

     Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. Inventories consist of consumable parts and supplies.

     Property and Equipment

     Property and equipment are stated at cost. Assets under capital leases are stated at the lower of the present value of the minimum lease payments or the fair value of the assets at the lease inception. Depreciation is computed using the straight-line method over the following estimated lives:

     Monitoring equipment                             5 - 6 years
     Furniture and fixtures                              10 years
     Leasehold improvements                               5 years

     When property and equipment are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in income for the period.


                                   (continued)

                          TRACKING SYSTEMS CORPORATION

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)

     Property and Equipment (Cont'd)

     Maintenance and repairs are charged to operations as incurred, and expenditures for significant additions, betterments, and renewals are capitalized.

     In the past, the Company obtained the majority of its monitoring equipment from three suppliers. Due to the limited number of manufacturers of monitoring equipment, in 1997 the Company engaged a contract manufacturer to develop and manufacture a proprietary product exclusively for the Company. This product was available for use in 2001.

     Intangible Assets

     Intangible assets include deferred acquisition costs, covenants not to compete, exclusive marketing rights, and the excess of cost over the fair value of the identifiable net assets of businesses acquired. Intangible assets having definitive lives are being amortized using the straight-line method over those lives (5 years). When events or circumstances so indicate, all long-term assets, including intangible assets, are assessed for recoverability based upon cash flow forecasts. No impairment losses have been recognized during 2001 or 2000. Amortization expense relating to intangible assets was $76,101 and $127,715 for the years ended December 31, 2001 and 2000, respectively.

     Deferred Financing Costs

     Deferred financing costs, less accumulated amortization, represent costs incurred in conjunction with various borrowing arrangements. These costs are being amortized on a straight-line basis over the term of the debt. Amortization expense was $88,246 and $51,123 for the years ended December 31, 2001 and 2000.

     Development Costs

     Development costs are expensed as incurred.

     Accretion of Redemption Values

     The difference between the net proceeds from the issuance of mandatory redeemable preferred stock and the redemption value is being accreted over the redemption period using the interest method.

                                   (continued)

                          TRACKING SYSTEMS CORPORATION

     Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Equity Compensation Plan

     The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principals Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for its equity compensation plan. As such, compensation expense is recorded on the date of grant only if the estimated market price of the underlying stock exceeds the exercise price.

     Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.


                                   (continued)

                          TRACKING SYSTEMS CORPORATION

2.   PROPERTY AND EQUIPMENT

     Property and equipment and related accumulated depreciation at December 31, consists of the following:

                                                       2001            2000
                                                   -----------      -----------
Monitoring equipment                               $ 6,393,887      $ 6,456,326
Furniture and fixtures                                 483,031          382,772
Leasehold improvements                                  29,916           29,916
                                                   -----------      -----------
                                                     6,906,834        6,869,014
Less accumulated depreciation and amortization      (5,189,023)      (4,498,079)
                                                   -----------      -----------
                                                   $ 1,717,811      $ 2,370,935
                                                   ===========      ===========

     Depreciation expense totaled $980,762 and $998,562 for the years ended December 31, 2001 and 2000.

3.   LONG-TERM DEBT, LINE OF CREDIT AND EQUIPMENT PURCHASES

     Long-term debt and line of credit at December 31, consists of the following:

                                                       2001            2000
                                                   -----------      -----------
$700,000 12% subordinated notes (net of debt
discount of in 2001 and $69,976 in $10,176
2000),  interest payable quarterly in arrears,
due March 2002                                     $   689,824      $   630,024

Term loan ($4,250,000 original balance)              4,250,000

Note payable ($125,000 original balance)                    --           63,336

Term loan ($1,950,000 original balance)                     --        1,529,357

Equipment line of credit (maximum $3,000,000
available)                                                  --        1,039,749

Revolving line of credit (maximum $750,000
available)                                                  --          446,509
                                                   -----------      -----------
                                                     4,939,824        3,708,975
Less current portion                                  (306,978)         (39,995)
                                                   -----------      -----------
Total long-term debt and line of credit            $ 4,632,846      $ 3,668,980
                                                   ===========      ===========

                                  (continued)

                          TRACKING SYSTEMS CORPORATION

     On February 13, 2001, the Company refinanced its existing term loan, equipment line of credit and revolving line of credit with a $4,250,000 term loan. The term loan refinanced notes payable of $2,224,017, inclusive of principal and interest, the remaining balance on a line of credit of $595,307 and the fees associated with the loan agreement of $272,000.

     The term loan calls for interest only for twelve months, followed by monthly payments including interest of $64,533, with the remaining amount due in full in February 2004. The interest rate is based on the U.S. Bank of Washington prime rate plus 3%. The interest rate as of December 31, 2001, was 7.75%.

     The term loan is collateralized by substantially all of the Company's assets, including accounts receivable, inventory, equipment (a second security interest in the assets specifically pledged for permitted capital leases), intangibles and a pledge of those shareholders that hold more than 10% of the Company's outstanding and issued stock, primarily Preferred B and C shareholders, directors and officers of the Company.

     The term loan requires the Company to provide the lender with a performance based fee equal to: (i) the greater of $85,000 or 5% of the Company's residual value, due on the sale of the Company or repayment of the term loan if the sale or repayment occurs in the first year following the disbursement of the loan; or (ii) in the second or third years following the disbursement of the loan, 4.5% of the Company's residual value due on the sale of the Company, repayment of the term loan or at the end of three years, whichever occurs first. If the Company is sold, residual value will consist of the gross sale price (prior to assumed liabilities, brokers fees and transaction expenses) less $10,500,000. If no sale occurs, residual value will consist of 30 times the average of the most recent three months of gross revenue, less $10,500,000.

     The covenants include standard financial reporting requirements for term loans with similar terms, including monthly financial reports, quarterly compliance certificates, and audited year end financial statements, as well as total debt/cash flow and EBITDA ratios. Other debt is limited to the current 12% subordinated notes (which are subject to a subordination agreement) and to an aggregate face amount of $2,000,000 to be used to finance equipment used in the normal course of business. The term loan also excludes any dividends or distributions without the lender's consent. Other covenants include, but are not limited to, restrictions on liens and security interests, change of name, merger, sale of assets, guarantees, new subsidiaries, investment loans, loans to insiders, lease financing and issuance of new stock.


                                   (continued)

                          TRACKING SYSTEMS CORPORATION

     During 1999, the Company issued 23,333 shares of Class B preferred stock to the purchasers of the 12% subordinated notes. Each share of the Class B preferred stock is convertible into one share of common stock. As a result of the issuance of convertible securities with a non-detachable (embedded) conversion feature that is in-the-money at the commitment date (a "beneficial conversion feature"), the Company has separately valued the embedded beneficial conversion feature present in the convertible securities at the date of issuance in accordance with EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios. The discount of $62,258 allocated to the preferred stock has been charged to accumulated deficit at the date of issuance since the preferred stock is immediately convertible. The discount of $179,939 allocated to the debt issued is being amortized to interest expense over the life of the debt using the interest method.

     Because repayment of the $700,000 notes is subordinate to the repayment of the term loan, the March 2002 maturity date for these notes is effectively postponed until February 2004.

     Maturity requirements reflecting the effective repayment dates of the $700,000 subordinated notes and the requirements of the new term loan agreement are as follows:

     2002                                     $  306,978
     2003                                        389,496
     2004                                      4,243,350
     2005                                             --
     2006                                             --
                                              ----------
                                              $4,939,824
                                              ==========

4.   LEASES

     The Company has several noncancelable operating leases, primarily for office facilities, expiring at various dates through March 2004. Total rent expense under these operating leases for the years ended December 31, 2001 and 2000 was $105,416 and $104,267, respectively.

     Future minimum lease payments under noncancelable operating leases having a remaining term in excess of one year as of December 31, 2001 are as follows:

     2002                                     $102,479
     2003                                      105,494
     2004                                       26,063
     2005                                           --
     2006                                           --
                                              --------
     Total minimum lease payments             $234,036
                                              ========


                                  (continued)

                          TRACKING SYSTEMS CORPORATION

5.   INCOME TAXES

     Gross deferred tax assets were approximately $1,700,000 as of December 31, 2001, and consisted primarily of available net operating loss carry forwards and bad debt provisions net of accelerated tax depreciation.

     The valuation allowance for deferred tax assets as of December 31, 2000 was $1,382,960. The net change in the total valuation allowance for the year ended December 31, 2001 was an increase of $314,900. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In order to fully realize the deferred tax asset, the Company will need to generate future taxable income of approximately $5,000,000 prior to the expiration of the net operating loss carry forwards. For the year ended December 31, 2001, the Company had a tax loss of approximately $198,000. Based upon historical financial results and tax losses, management believes it is more likely than not that the Company will not realize the benefits of these deductible differences, and has recorded a full valuation allowance at December 31, 2001.

     Subsequently recognized tax benefits, if any, relating to the valuation allowance for deferred tax assets as of December 31, 2001 will be allocated to the income tax benefit reported in the statement of operations.

     At December 31, 2001, the Company has net operating loss carryforwards for federal income tax purposes of approximately $4,755,000 and for state income tax purposes of approximately $2,905,000. The net operating loss carry- forwards are available to offset future taxable income through 2021 (federal) and 2011 (state).

6.   STOCKHOLDERS' EQUITY

     Equity Compensation Plan

     The Company has a stock-based compensation plan (the "Plan") pursuant to which the Company's Board of Directors may grant stock options to its employees, directors, and key advisors for up to 139,606 shares of the Company's stock. The exercise price of each option is determined by the Board of Directors on the date of grant. Options granted have a maximum term of 10 years and generally become 25% exercisable on the first, second, third, and fourth anniversaries of the date of the grant.


                                   (continued)

                          TRACKING SYSTEMS CORPORATION

     Equity Compensation Plan (Cont'd)

     As permitted under Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (FAS 123), the Company has chosen to continue to account for stock-based compensation using APB No. 25, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair value of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. No stock options were granted during 2001 or 2000, therefore, no compensation cost has been recognized for those years for the Plan. At December 31, 2001, there were 38,616 additional options available for grant under the Plan.

     The change in stock options outstanding at December 31, is summarized as follows:

                                              2001                  2000
                                             -------               -------
     Number outstanding at
     beginning of year                       100,990               100,990
     Granted                                      --                    --
     Exercised                                    --                    --
     Forfeited                                    --                    --
     Number outstanding at end
     of year                                 100,990               100,990

The following table summarizes information about the Company's stock option plan as of December 31, 2001:

                                                                           Options Exercisable
                                     Weighted                         -----------------------------
                    Number            Average         Weighted          Number            Weighted
     Range of     Outstanding        Remaining        Average         Outstanding          Average
     Exercise     December 31,      Contractual       Exercise        December 31,         Exercise
      Price         2001              Life             Price            2001                Price
     ---------    -----------       -----------     ----------       -------------       ----------
     $   10.38        36,052          4 years       $    10.38          36,052          $    10.38
     $   11.50        64,938          6 years       $    11.50          59,918          $    11.50
                     -------                        ----------          ------          ----------
                     100,990                        $    11.10          95,970          $    11.08
                     =======                        ==========          ======          ==========


                                  (continued)

                          TRACKING SYSTEMS CORPORATION

     The following table summarizes information about the Company's stock option plan as of December 31, 2000:

                                                                           Options Exercisable
                                     Weighted                         -----------------------------
                    Number            Average         Weighted          Number            Weighted
     Range of     Outstanding        Remaining        Average         Outstanding          Average
     Exercise     December 31,      Contractual       Exercise        December 31,         Exercise
      Price         2000              Life             Price            2000                Price
     ---------    -----------       -----------     ----------       -------------       ----------
     $   10.38        36,052          5 years       $   10.38           36,052            $   10.38
     $   11.50        64,938          7 years       $   11.50           54,898            $   11.50
                      -------                       ---------           ------            ---------

                      100,990                       $   11.10           90,950            $   11.06
                      =======                       =========           ======            =========

     Warrants

     The Company granted warrants to acquire 1,806 shares of common stock to a shareholder at an exercise price $10.38 per share, in consideration for financing provided to the Company. These warrants, which may be exercised beginning May 31, 2001 and ending May 31, 2003, were outstanding at December 31, 2001.

     Class A Preferred Stock

     The Company has authorized 100,000 shares of cumulative, non-voting, convertible preferred stock (Class A) having a par value of $25 per share, of which 29,480 shares were issued and outstanding at December 31, 2001.

     The Company has an option plan pursuant to which 5,500 shares of Class A preferred stock are available for grants of stock options or compensation awards. The Company previously granted 4,500 options to certain members of the Board of Directors at an exercise price of $1 per share, in consideration of their service to the Company. These options were outstanding and exercisable at December 31, 2001. At December 31, 2001, 1,000 shares of the stock remained available for future grants.


                                   (continued)

                          TRACKING SYSTEMS CORPORATION

     Class A Preferred Stock (Cont'd)

     Specific features of the Class A stock are as follows:

     DIVIDENDS

     Holders of the shares of Class A preferred stock are entitled to receive cumulative non-compounding annual dividends in an amount equal to eight percent (8%) of the par value. Dividends commenced in fiscal year 1993 but shall cumulate and not be payable until January 31, 2003 unless the Company elects to make payment at an earlier date. However, no dividends shall be declared or paid until all dividends for Class B preferred stock are paid, and all outstanding Class B shares subject to mandatory redemption have been redeemed. As of December 31, 2001, cumulative dividends in arrears totaled $485,160 ($16.46 per share).

     REDEMPTION

     The shares of the Class A preferred stock may be redeemed at a price of $27.50 per share plus any and all accumulated dividends thereon, at any time or periodically, in whole or in part; provided, however, that in all events the Company must redeem the Class A preferred shares on January 31, 2003. In no event shall shares of the Class A stock be redeemed until all outstanding shares of Class B stock subject to mandatory redemption are redeemed. Upon an offer of redemption by the Company, each shareholder, for a period of thirty (30) days, shall have the option to reject the offer of redemption by converting each share of the Class A preferred stock into two
     (2) shares of common stock. The aggregate redemption value of outstanding shares as of December 31, 2001 was $1,295,860. The difference between the carrying and redemption values represents remaining amounts to be accreted through maturity.

     CONVERSION

     The holder of any shares of Class A preferred stock has an option to convert the shares into common shares. On the exercise of the option to convert, the holder is entitled to receive two (2) shares of common stock for each share of Class A preferred stock converted.

     LIQUIDATION

     The liquidation amount is the same as the redemption amount. The Class A preferred stock is senior to common stock and junior to all other classes of stock.


                                   (continued)

                          TRACKING SYSTEMS CORPORATION

     Class A Preferred Stock (Cont'd)

     VOTING RIGHTS

     The holders of Class A preferred stock shall have no voting rights; provided, however, that in the event that dividends due and payable on the preferred stock are in arrears by more than two annual payments (whether or not successive), each share of Class A preferred stock shall have the same voting rights as if such share had been converted into two (2) shares of common stock.

     Class B Preferred Stock

     The Company has authorized 390,000 shares of cumulative, voting, convertible preferred stock (Class B) having a par value of $10.38 per share, of which 300,864 shares were issued and outstanding at December 31, 2001.

     The Company has granted warrants to acquire 5,218 shares of Class B preferred stock to certain shareholders at an exercise price of $11.50 per share, in consideration for financing provided to the Company. The warrants become exercisable in 25% increments beginning one year after grant date. These warrants were outstanding at December 31, 2001.

     Specific features of the Class B stock are as follows:

     DIVIDENDS

     Holders of shares of the Class B preferred stock are due an annual cumulative dividend of 10%. Dividends are payable in preference and priority to any payment of any dividend on Class A preferred stock and common stock. As of December 31, 2001, cumulative dividends in arrears totaled $1,581,039 ($5.25 per share).

     REDEMPTION

     Beginning five years and ending seven years from May 31, 1996, at the request of the holders, any Class B preferred stock must be redeemed for an amount equal to its conversion price increased by an annual premium of 10%, compounded quarterly from May 31, 1996, plus any accrued but unpaid dividends. Mandatory redemption of all outstanding Class B preferred stock is required at the end of the seventh year. The aggregate redemption value of outstanding shares as of December 31, 2001 was $6,785,743.


                                   (continued)

                          TRACKING SYSTEMS CORPORATION

     Class B Preferred Stock (Cont'd)

     CONVERSION

     Each share of Class B preferred stock issued may be converted into common stock of the Company. The conversion rate is equal to one share of common stock for every one share of Class B preferred stock.

     LIQUIDATION

     Liquidation value is the same as redemption value. The Class B preferred stock is senior to Class A preferred stock and common stock and equal to Class C preferred stock.

     VOTING RIGHTS

     The holders of Class B preferred stock vote together with the holders of other shares of voting capital stock, and not as a separate class, on all matters to be voted on by the stockholders of the Company, on the following basis: each holder of Class B preferred stock is entitled to one vote for each share of common stock that would be issuable to such holder upon the conversion of all the shares of Class B preferred stock held by such holder on the record date for the determination of stockholders entitled to vote.

     Class C Preferred Stock

     The Company has authorized 170,000 shares of cumulative, voting, convertible preferred stock (Class C) having a par value of $8.40 per share, of which 160,145 shares were issued and outstanding at December 31, 2001. The issuance of Class C preferred stock occurred during 1996 as a result of the conversion of subordinated debentures.

     Specific features of the Class C stock are as follows:

     DIVIDENDS

     Holders of shares of the Class C preferred stock are due an annual cumulative dividend of 6%. Dividends are payable in preference and priority to any payment of any dividend on Class A preferred stock and common stock. As of December 31, 2001, cumulative dividends in arrears totaled $450,649 ($2.81 per share).


                                   (continued)

                          TRACKING SYSTEMS CORPORATION

     Class C Preferred Stock (Cont'd)

     REDEMPTION

     Beginning six years and ending eight years from January 24, 1995, at the request of the holders, any Class C preferred stock must be redeemed for an amount equal to its conversion price increased by an annual premium of 10%, compounded quarterly from January 24, 1995, plus any accrued but unpaid dividends. Mandatory redemption of all outstanding Class C preferred stock is required at the end of the eighth year. The aggregate redemption value of outstanding shares as of December 31, 2001 was $3,107,488.

     CONVERSION

     Each share of Class C preferred stock issued may be converted into common stock of the Company. The conversion rate is equal to one share of common stock for every one share of Class C preferred stock.

     LIQUIDATION

     Liquidation value is the same as redemption value. The Class C preferred stock is senior to Class A preferred stock and common stock and equal to Class B preferred stock.

     VOTING RIGHTS

     The holders of Class C preferred stock vote together with the holders of other shares of voting capital stock, and not as a separate class, on all matters to be voted on by the stockholders of the Company, on the following basis: each holder of Class C preferred stock is entitled to one vote for each share of common stock that would be issuable to such holder upon the conversion of all the shares of Class C preferred stock held by such holder on the record date for the determination of stockholders entitled to vote.

7.   401(k) PLAN

     The Company maintains a 401(k) plan for substantially all of its employees that have worked for the Company for greater than 1 year. The Company does not have any matching requirements related to this plan.


                                   (continued)

                          TRACKING SYSTEMS CORPORATION

8.   CONCENTRATION OF CREDIT RISK

     The Company maintains cash balances in excess of FDIC insurance limits at a financial institution. Such excess amounts totaled $1,107,697 at December 31, 2001. The Company monitors the financial condition of the deposit institution on a regular basis and believes the risk of loss to be very minimal.

9.   RESTATEMENT OF PRIOR PERIOD

     The accumulated deficit at January 1, 2000 was restated to account for the effect of recording an additional liability for accrued vacation pay. The effect of this adjustment was to increase the reported deficit by $74,952. In addition, the amount of salaries reported for 2000 was increased by $14,056, the effect of the change in the liability for that year. There was no income tax effect on either prior years or on the year 2000 as a result of this correction.


                                   (continued)

                          TRACKING SYSTEMS CORPORATION

                              FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2002 AND 2001

                                       AND

                          INDEPENDENT AUDITOR'S REPORT

                         [LOGO OF MCKONLY & ASBURY, LLP]

                      [LETTERHEAD OF MCKONLY & ASBURY, LLP]

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
Tracking Systems Corporation
Harrisburg, Pennsylvania

We have audited the accompanying balance sheets of Tracking Systems Corporation as of December 31, 2002 and 2001, and the related statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tracking Systems Corporation as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


                                                           McKonly & Asbury, LLP


Harrisburg, Pennsylvania
February 6, 2003

                          TRACKING SYSTEMS CORPORATION

                                 BALANCE SHEETS

                           DECEMBER 31, 2002 AND 2001

                                     ASSETS

                                                   2002           2001
                                                ----------     ----------
Current assets
  Cash                                          $  633,543     $1,226,442
  Accounts receivable, net of allowance for
   doubtful accounts of $0 and $40,184             745,633        727,974
Inventories                                         65,480         58,579
Prepaid expenses and other current assets          142,336        230,078
                                                ----------     ----------
     Total current assets                        1,586,992      2,243,073
                                                ----------     ----------
Property and equipment, net                      1,506,788      1,717,811
                                                ----------     ----------
Other assets
  Deferred financing costs                         160,141        215,493
  Intangible assets, net                           330,933        465,636
  Deposits                                          15,168          7,495
                                                ----------     ----------
     Total other assets                            506,242        688,624
                                                ----------     ----------

Total assets                                   $ 3,600,022     $4,649,508
                                                ==========     ==========


                     The accompanying notes are an integral
                       part of these financial statements.

LIABILITIES AND STOCKHOLDERS' EQUITY

                                                            2002              2001
                                                        ------------      ------------
Current liabilities
 Current portion of long-term debt and
  line of credit                                        $    629,185      $    306,978
 Accounts payable                                            217,980           373,935
 Accrued liabilities                                         539,618           508,345
                                                        ------------      ------------
     Total current liabilities                             1,386,783         1,189,258

Long-term debt and line of credit, net of
 current portion                                           3,945,447         4,632,846
                                                        ------------      ------------
     Total liabilities                                     5,332,230         5,822,104
                                                        ------------      ------------
Stockholders' equity
 Preferred stock, Class B cumulative,  convertible,
  par value $10.38, authorized 390,000 shares,
  issued and outstanding 300,864 shares
  (Aggregate liquidation preference $7,638,355)            7,638,355         6,785,743
 Preferred stock, Class C cumulative, convertible,
  par value $8.40, authorized 170,000 shares,
  issued and outstanding 160,145 shares
  (Aggregate liquidation preference $3,463,974)            3,463,974         3,107,488
 Preferred stock, Class A cumulative, convertible,
  par value $25, authorized 100,000 shares, issued
  and outstanding 29,480 shares
  (Aggregate liquidation preference $1,354,820)            1,353,824         1,165,739
 Common stock, par value $1, authorized 1,000,000
  shares, issued and outstanding 239,232 and                 239,232           239,232
  239,232 shares
 Accumulated deficit                                     (14,427,593)      (12,470,798)
                                                        ------------      ------------
     Total stockholders' equity                           (1,732,208)       (1,172,596)
                                                        ------------      ------------
Total liabilities and stockholders' equity              $  3,600,022      $  4,649,508
                                                        ============      ============

                          TRACKING SYSTEMS CORPORATION

                            STATEMENTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 2002 AND 2001


                                          2002            2001
                                      -----------      -----------
Revenues                              $ 3,503,534      $ 4,701,540

Cost of sales                           1,689,794        2,224,535
                                      -----------      -----------
Gross profit                            1,813,740        2,477,005
                                      -----------      -----------
Operating expenses
  Administrative                          441,617          558,859
  Bad debts                                18,922           16,460
  Depreciation                             70,466           60,718
  Exhibits/conventions                     13,456           27,196
  Insurance                               164,512          158,771
  Payroll taxes                            65,216           90,549
  Repairs and maintenance                   9,905           16,029
  Salaries                                796,233        1,300,779
  Travel                                  139,864          174,820
                                      -----------      -----------
Total operating expenses                1,720,191        2,404,181
                                      -----------      -----------
Income from operations                     93,549           72,824
                                      -----------      -----------
Other income (expense)
  Interest and other income                53,795           26,898
  Interest expense                       (470,956)        (675,796)
  Amortization                           (235,950)        (164,357)

Total other income (expense)             (653,111)        (813,255)
                                      -----------      -----------

Net loss before income taxes             (559,562)        (740,431)

Income taxes                                  (50)              --
                                      -----------      -----------
Net loss                              $  (559,612)     $  (740,431)
                                      ===========      ===========


                     The accompanying notes are an integral
                       part of these financial statements.

                          TRACKING SYSTEMS CORPORATION

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 2002 AND 2001

                                  Class B          Class C          Class A
                                 Preferred        Preferred        Preferred        Common          Accumulated
                                  Stock            Stock            Stock            Stock            Deficit            Total
                               ------------     ------------     ------------     ------------     ------------      ------------
Balance, January 1, 2001       $  5,983,947     $  2,776,938     $  1,016,717     $    230,833     $(10,448,999)     $   (440,564)

Issuance of common stock                 --               --               --            8,399               --             8,399

Net loss for 2001                        --               --               --               --         (740,431)         (740,431)

Accretion related to
mandatory redemption of
preferred stock                     801,796          330,550          149,022               --       (1,281,368)               --
                               ------------     ------------     ------------     ------------     ------------      ------------
Balance, December 31, 2001        6,785,743        3,107,488        1,165,739          239,232      (12,470,798)       (1,172,596)

Net loss for 2002                        --               --               --               --         (559,612)         (559,612)

Accretion related to
mandatory redemption of
preferred stock                     852,612          356,486          188,085               --       (1,397,183)               --
                               ------------     ------------     ------------     ------------     ------------      ------------
Balance, December 31, 2002     $  7,638,355     $  3,463,974     $  1,353,824     $    239,232     $(14,427,593)     $ (1,732,208)
                               ============     ============     ============     ============     ============      ============


                     The accompanying notes are an integral
                       part of these financial statements.

                          TRACKING SYSTEMS CORPORATION

                            STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                          2002             2001
                                                      -----------      -----------
Cash flows from operating activities
  Net loss                                            $  (559,612)     $  (740,431)
  Adjustments to reconcile net loss to net cash
   provided by operating activities
    Depreciation and amortization                       1,045,329        1,145,109
    Interest accretion added to debt balance               10,176           94,643
  Changes in operating assets and liabilities
    Accounts receivable                                   (17,659)         593,716
    Inventories                                            (6,901)           3,362
    Prepaid expenses and other current assets              80,069         (190,385)
    Accounts payable                                     (155,955)        (405,537)
    Accrued liabilities                                    31,273          137,255
                                                      -----------      -----------
        Net cash provided by operating activities         426,720          637,732
                                                      -----------      -----------
Cash flows from investing activities
  Capital expenditures, net                              (350,222)        (327,638)
                                                      -----------      -----------
        Net cash used in investing activities            (350,222)        (327,638)
                                                      -----------      -----------
Cash flows from financing activities
  Proceeds from long-term debt and
  line of credit                                               --        4,250,000
  Principal payments on long-term debt                   (571,552)      (3,113,794)
  Principal payments on capital leases                    (51,950)              --
  Payments for financing costs                            (45,895)        (262,791)
  Proceeds from common stock issuance                          --            8,399
                                                      -----------      -----------

        Net cash provided by (used in)
          financing activities                           (669,397)         881,814
                                                      -----------      -----------
Net increase (decrease) in cash                          (592,899)       1,191,908

Cash, beginning of year                                 1,226,442           34,534
                                                      -----------      -----------
Cash, end of year                                     $   633,543      $ 1,226,442
                                                      ===========      ===========
Schedule of noncash investing and
 financing activities
  Acquisition of fixed assets through
   capital lease
    Cost of fixed assets                              $   248,134      $        --
    Increase in capital lease payable                    (248,134)              --

     Cash payment on fixed assets                     $        --      $        --
                                                      ===========      ===========
Supplemental disclosures of cash flow information

        Total interest paid during year               $   338,567      $   479,866
                                                      ===========      ===========
Supplemental disclosures of non-cash investing
and financing activities

        Accretion of amounts subject to mandatory
         redemption of preferred stock totaled        $ 1,397,183      $ 1,281,368
                                                      ===========      ===========

                     The accompanying notes are an integral
                       part of these financial statements.

                          TRACKING SYSTEMS CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Description of Business

     Tracking Systems Corporation (the Company) is one of the leading providers of electronic monitoring home arrest equipment and monitoring services to criminal justice and correction agencies worldwide.

     Revenue Recognition

     The Company has contracts with governmental agencies and other companies which provide electronic home arrest equipment and monitoring services. The contracts generally range from one to three years and typically contain automatic renewal provisions. Governmental agency contracts contain funding clauses, which permit the agencies to cancel the contract if funding is denied through their budgetary process. Revenues from these equipment rental and monitoring contracts are recognized monthly for units delivered and/or monitored during the period.

     The Company recognizes revenue from product sales upon shipment to the customer.

     Inventories

     Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. Inventories consist of consumable parts and supplies.

     Property and Equipment

     Property and equipment are stated at cost. Assets under capital leases are stated at the lower of the present value of the minimum lease payments or the fair value of the assets at the lease inception. Depreciation is computed using the straight-line method over the following estimated lives:

     Monitoring equipment                             5 - 6 years

     Furniture and fixtures                              10 years

     Leasehold improvements                              5 years

     When property and equipment are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in income for the period.

     Maintenance and repairs are charged to operations as incurred, and expenditures for significant additions, betterments, and renewals are capitalized.

     In the past, the Company obtained the majority of its monitoring equipment from three suppliers. Due to the limited number of manufacturers of monitoring equipment, in 1997 the Company engaged a contract manufacturer to develop and manufacture a proprietary product exclusively for the Company. This product was available for use in 2002.


                                   (continued)

                          TRACKING SYSTEMS CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)

     Intangible Assets

     Intangible assets include deferred acquisition costs, covenants not to compete, exclusive marketing rights, and the excess of cost over the fair value of the identifiable net assets of businesses acquired. Intangible assets having definitive lives are being amortized using the straight-line method over those lives (5 years). When events or circumstances so indicate, all long-term assets, including intangible assets, are assessed for recoverability based upon cash flow forecasts. No impairment losses have been recognized during 2002 or 2001. Amortization expense relating to intangible assets was $134,703 and $76,101 for the years ended December 31, 2002 and 2001, respectively.

     Deferred Financing Costs

     Deferred financing costs, less accumulated amortization, represent costs incurred in conjunction with various borrowing arrangements. These costs are being amortized on a straight-line basis over the term of the debt. Amortization expense was $101,247 and $88,246 for the years ended December 31, 2002 and 2001.

     Development Costs

     Development costs are expensed as incurred.

     Accretion of Redemption Values

     The difference between the net proceeds from the issuance of mandatory redeemable preferred stock and the redemption value is being accreted over the redemption period using the interest method.

     Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


                                   (continued)

                          TRACKING SYSTEMS CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)

     Equity Compensation Plan The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principals Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for its equity compensation plan. As such, compensation expense is recorded on the date of grant only if the estimated market price of the underlying stock exceeds the exercise price. Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

2.   PROPERTY AND EQUIPMENT

     Property and equipment and related accumulated depreciation at December 31, consists of the following:

                                                            2002             2001
                                                        -----------      -----------
     Monitoring equipment                               $ 6,594,030      $ 6,393,887
     Furniture and fixtures                                 516,734          483,031
     Leasehold improvements                                  29,916           29,916
                                                        -----------      -----------
                                                          7,140,680        6,906,834
     Less accumulated depreciation and amortization      (5,633,892)      (5,189,023)
                                                        -----------      -----------
                                                        $ 1,506,788      $ 1,717,811
                                                        ===========      ===========

     Depreciation expense totaled $809,379 and $980,762 for the years ended December 31, 2002 and 2001.


                                  (continued)

                          TRACKING SYSTEMS CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

3.   LONG-TERM DEBT, LINE OF CREDIT AND EQUIPMENT PURCHASES

     Long-term debt and line of credit at December 31, consists of the following:

                                                            2002            2001
                                                        -----------      -----------
     $700,000 12% subordinated notes (net of debt
     discount of zero in 2002 and $10,176 in 2001),
     interest payable quarterly in arrears              $   700,000      $   689,824

     Term loan ($4,250,000 original balance)              3,678,448        4,250,000

     Capital lease payable ($78,097 original balance)        64,213               --

     Capital lease payable ($92,107 original balance)        81,240               --

     Capital lease payable ($61,289 original balance)        50,731               --
                                                        -----------      -----------
                                                          4,574,632        4,939,824
     Less current portion                                  (629,185)        (306,978)
                                                        -----------      -----------
     Total long-term debt and line of credit            $ 3,945,447      $ 4,632,846
                                                        ===========      ===========

     On February 13, 2001, the Company refinanced its existing term loan, equipment line of credit and revolving line of credit with a $4,250,000 term loan. The term loan refinanced notes payable of $2,224,017, inclusive of principal and interest, the remaining balance on a line of credit of $595,307 and the fees associated with the loan agreement of $272,000.

     The term loan calls for interest only for twelve months, followed by monthly payments including interest of $64,533, with the remaining amount due in full in February 2007. The interest rate is based on the U.S. Bank of Washington prime rate plus 3%. The interest rate as of December 31, 2002, was 7.25%.

     The term loan is collateralized by substantially all of the Company's assets, including accounts receivable, inventory, equipment (a second security interest in the assets specifically pledged for permitted capital leases), intangibles and a pledge of those shareholders that hold more than 10% of the Company's outstanding and issued stock, primarily Preferred B and C shareholders, directors and officers of the Company.


                                  (continued)

                          TRACKING SYSTEMS CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

3.   LONG-TERM DEBT, LINE OF CREDIT AND EQUIPMENT PURCHASES (Cont'd)

     The term loan requires the Company to provide the lender with a performance based fee equal to: (i) the greater of $85,000 or 5% of the Company's residual value, due on the sale of the Company or repayment of the term loan if the sale or repayment occurs in the first year following the disbursement of the loan; or (ii) in the second or third years following the disbursement of the loan, 4.5% of the Company's residual value due on the sale of the Company, repayment of the term loan or at the end of three years, whichever occurs first. If the Company is sold, residual value will consist of the gross sale price (prior to assumed liabilities, brokers fees and transaction expenses) less $10,500,000. If no sale occurs, residual value will consist of 30 times the average of the most recent three months of gross revenue, less $10,500,000.

     The covenants include standard financial reporting requirements for term loans with similar terms, including monthly financial reports, quarterly compliance certificates, and audited year end financial statements, as well as total debt/cash flow and EBITDA ratios. Other debt is limited to the current 12% subordinated notes (which are subject to a subordination agreement) and to an aggregate face amount of $2,000,000 to be used to finance equipment used in the normal course of business. The term loan also excludes any dividends or distributions without the lender's consent. Other covenants include, but are not limited to, restrictions on liens and security interests, change of name, merger, sale of assets, guarantees, new subsidiaries, investment loans, loans to insiders, lease financing and issuance of new stock. The Company was not in compliance with the debt covenants during the period November 2002 through March 2003. In April 2004, the Company received a waiver from the noteholder for the period of non-compliance

     During 1999, the Company issued 23,333 shares of Class B preferred stock to the purchasers of the 12% subordinated notes. Each share of the Class B preferred stock is convertible into one share of common stock. As a result of the issuance of convertible securities with a non-detachable (embedded) conversion feature that is in-the-money at the commitment date (a "beneficial conversion feature"), the Company has separately valued the embedded beneficial conversion feature present in the convertible securities at the date of issuance in accordance with EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios. The discount of $62,258 allocated to the preferred stock has been charged to accumulated deficit at the date of issuance since the preferred stock is immediately convertible. The discount of $179,939 allocated to the debt issued is being amortized to interest expense over the life of the debt using the interest method.

     Because repayment of the $700,000 notes is subordinate to the repayment of the term loan, the March 2002 maturity date for these notes is effectively postponed until February 2007.


                                   (continued)

                          TRACKING SYSTEMS CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

3.   LONG-TERM DEBT, LINE OF CREDIT AND EQUIPMENT PURCHASES (Cont'd)

     The Company entered into a capital lease in 2002. The lease has 36 monthly payments of principle and interest totaling $1,997. The loan matures in July 2005, and is secured by the equipment leased.

     The Company entered into a capital lease in 2002. The lease has 36 monthly payments of principle and interest of $2,544. The loan matures in June 2005, and is secured by the equipment leased.

     The Company entered into a capital lease in 2002. The lease has 36 monthly payments of principle and interest of $3,165. The loan matures in September 2005, and is secured by the equipment leased.

     Maturity requirements reflecting the effective repayment dates of the $700,000 subordinated notes, the requirements of the term loan agreement and capital leases are as follows:

     2003                                     $   629,185
     2004                                         670,498
     2005                                         680,967
     2006                                         687,703
     2007                                       1,906,279

                                              $ 4,574,632
                                              ===========

4.   LEASES

     The Company has several noncancelable operating leases, primarily for office facilities, expiring at various dates through March 2004. Total rent expense under these operating leases for the years ended December 31, 2002 and 2001 was $102,277 and $105,416, respectively.

     Future minimum lease payments under noncancelable operating leases having a remaining term in excess of one year as of December 31, 2002 are as follows:

     2002                                     $105,494
     2003                                       26,063
     2004                                           --
     2005                                           --
     2006                                           --
                                              --------
     Total minimum lease payments             $131,557
                                              ========


                                   (continued)

                          TRACKING SYSTEMS CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

5.   INCOME TAXES

     Gross deferred tax assets were approximately $1,900,000 as of December 31, 2002, and consisted primarily of available net operating loss carryforwards and bad debt provisions net of accelerated tax depreciation.

     The valuation allowance for deferred tax assets as of December 31, 2001 was $1,700,000. The net change in the total valuation allowance for the year ended December 31, 2002 was an increase of $200,000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In order to fully realize the deferred tax asset, the Company will need to generate future taxable income of approximately $5,000,000 prior to the expiration of the net operating loss carryforwards. For the year ended December 31, 2002, the Company had a tax loss of approximately $195,000. Based upon historical financial results and tax losses, management believes it is more likely than not that the Company will not realize the benefits of these deductible differences, and has recorded a full valuation allowance at December 31, 2002.

     Subsequently recognized tax benefits, if any, relating to the valuation allowance for deferred tax assets as of December 31, 2002 will be allocated to the income tax benefit reported in the statement of operations.

     At December 31, 2002, the Company has net operating loss carryforwards for federal income tax purposes of approximately $4,950,000 and for state income tax purposes of approximately $3,170,000. The net operating loss carry- forwards are available to offset future taxable income through 2022 (federal) and 2012 (state).

6.   STOCKHOLDERS' EQUITY

     Equity Compensation Plan

     The Company has a stock-based compensation plan (the "Plan") pursuant to which the Company's Board of Directors may grant stock options to its employees, directors, and key advisors for up to 139,606 shares of the Company's stock. The exercise price of each option is determined by the Board of Directors on the date of grant. Options granted have a maximum term of 10 years and generally become 25% exercisable on the first, second, third, and fourth anniversaries of the date of the grant.


                                   (continued)

                          TRACKING SYSTEMS CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

6.   STOCKHOLDERS' EQUITY (Cont'd)

     Equity Compensation Plan (Cont'd)

     As permitted under Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (FAS 123), the Company has chosen to continue to account for stock-based compensation using APB No. 25, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair value of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. No stock options were granted during 2002 or 2001, therefore, no compensation cost has been recognized for those years for the Plan. At December 31, 2001, there were 38,616 additional options available for grant under the Plan.

     The change in stock options outstanding at December 31, is summarized as follows:

                                     2002        2001
                                   -------     -------
     Number outstanding at
      beginning of year            100,990     100,990
     Granted                            --          --
     Exercised                          --          --
     Forfeited                          --          --
                                   -------     -------
     Number outstanding at end
      of year                      100,990     100,990
                                   =======     =======

The following table summarizes information about the Company's stock option plan as of December 31, 2002:

                                                                           Options Exercisable
                                     Weighted                         -----------------------------
                    Number            Average         Weighted          Number            Weighted
     Range of     Outstanding        Remaining        Average         Outstanding          Average
     Exercise     December 31,      Contractual       Exercise        December 31,         Exercise
      Price         2002              Life             Price            2002                Price
     ---------    -----------       -----------     ----------       -------------       ----------
     $   10.38        36,052          4 years       $   10.38           36,052          $   10.38
     $   11.50        64,938          6 years       $   11.50           64,938          $   11.50
                     -------                        ---------           -------         ---------
                     100,990                        $   11.10           100,990         $   11.10
                     =======                        =========           =======         =========


                                  (continued)

                          TRACKING SYSTEMS CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

6.   STOCKHOLDERS' EQUITY (Cont'd)

     Equity Compensation Plan (Cont'd)

     The following table summarizes information about the Company's stock option plan as of December 31, 2001:

                                                                           Options Exercisable
                                     Weighted                         -----------------------------
                    Number            Average         Weighted          Number            Weighted
     Range of     Outstanding        Remaining        Average         Outstanding          Average
     Exercise     December 31,      Contractual       Exercise        December 31,         Exercise
      Price         2001              Life             Price            2001                Price
     ---------    -----------       -----------     ----------       -------------       ----------
     $   10.38        36,052          5 years       $   10.38           36,052          $   10.38
     $   11.50        64,938          7 years       $   11.50           59,918          $   11.50
                     -------                        ---------           ------          ----------
                     100,990                        $   11.10           95,970          $   11.06
                     =======                        =========           ======          ==========

     Warrants

     The Company granted warrants to acquire 1,806 shares of common stock to a shareholder at an exercise price $10.38 per share, in consideration for financing provided to the Company. These warrants, which may be exercised beginning May 31, 2001 and ending May 31, 2003, were outstanding at December 31, 2002.

     Class A Preferred Stock

     The Company has authorized 100,000 shares of cumulative, non-voting, convertible preferred stock (Class A) having a par value of $25 per share, of which 29,480 shares were issued and outstanding at December 31, 2002.

     The Company has an option plan pursuant to which 5,500 shares of Class A preferred stock are available for grants of stock options or compensation awards. The Company previously granted 4,500 options to certain members of the Board of Directors at an exercise price of $1 per share, in consideration of their service to the Company. These options were outstanding and exercisable at December 31, 2002. At December 31, 2002, 1,000 shares of the stock remained available for future grants.


                                   (continued)

                          TRACKING SYSTEMS CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

6.   STOCKHOLDERS' EQUITY (Cont'd)

     Class A Preferred Stock (Cont'd)

     Specific features of the Class A stock are as follows:

     DIVIDENDS

     Holders of the shares of Class A preferred stock are entitled to receive cumulative non-compounding annual dividends in an amount equal to eight percent (8%) of the par value. Dividends commenced in fiscal year 1993 but shall cumulate and not be payable until January 31, 2003 unless the Company elects to make payment at an earlier date. However, no dividends shall be declared or paid until all dividends for Class B preferred stock are paid, and all outstanding Class B shares subject to mandatory redemption have been redeemed. As of December 31, 2002, cumulative dividends in arrears totaled $544,120 ($18.46 per share).

     REDEMPTION

     The shares of the Class A preferred stock may be redeemed at a price of $27.50 per share plus any and all accumulated dividends thereon, at any time or periodically, in whole or in part; provided, however, that in all events the Company must redeem the Class A preferred shares on January 31, 2003. In no event shall shares of the Class A stock be redeemed until all outstanding shares of Class B stock subject to mandatory redemption are redeemed. Upon an offer of redemption by the Company, each shareholder, for a period of thirty (30) days, shall have the option to reject the offer of redemption by converting each share of the Class A preferred stock into two
     (2) shares of common stock. The aggregate redemption value of outstanding shares as of December 31, 2002 was $1,354,820. The difference between the carrying and redemption values represents remaining amounts to be accreted through maturity.

     CONVERSION

     The holder of any shares of Class A preferred stock has an option to convert the shares into common shares. On the exercise of the option to convert, the holder is entitled to receive two (2) shares of common stock for each share of Class A preferred stock converted.

     LIQUIDATION

     The liquidation amount is the same as the redemption amount. The Class A preferred stock is senior to common stock and junior to all other classes of stock.


                                   (continued)

                          TRACKING SYSTEMS CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

6.   STOCKHOLDERS' EQUITY (Cont'd)

     Class A Preferred Stock (Cont'd)

     VOTING RIGHTS

     The holders of Class A preferred stock shall have no voting rights; provided, however, that in the event that dividends due and payable on the preferred stock are in arrears by more than two annual payments (whether or not successive), each share of Class A preferred stock shall have the same voting rights as if such share had been converted into two (2) shares of common stock.

     Class B Preferred Stock

     The Company has authorized 390,000 shares of cumulative, voting, convertible preferred stock (Class B) having a par value of $10.38 per share, of which 300,864 shares were issued and outstanding at December 31, 2002.

     The Company has granted warrants to acquire 5,218 shares of Class B preferred stock to certain shareholders at an exercise price of $11.50 per share, in consideration for financing provided to the Company. The warrants become exercisable in 25% increments beginning one year after grant date. These warrants were outstanding at December 31, 2002.

     Specific features of the Class B stock are as follows:

     DIVIDENDS

     Holders of shares of the Class B preferred stock are due an annual cumulative dividend of 10%. Dividends are payable in preference and priority to any payment of any dividend on Class A preferred stock and common stock. As of December 31, 2002, cumulative dividends in arrears totaled $1,893,336 ($6.29 per share).

     REDEMPTION

     Beginning five years and ending seven years from May 31, 1996, at the request of the holders, any Class B preferred stock must be redeemed for an amount equal to its conversion price increased by an annual premium of 10%, compounded quarterly from May 31, 1996, plus any accrued but unpaid dividends. Mandatory redemption of all outstanding Class B preferred stock is required at the end of the seventh year. The aggregate redemption value of outstanding shares as of December 31, 2002 was $7,638,355.

     CONVERSION

     Each share of Class B preferred stock issued may be converted into common stock of the Company. The conversion rate is equal to one share of common stock for every one share of Class B preferred stock.


                                   (continued)

                          TRACKING SYSTEMS CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

6.   STOCKHOLDERS' EQUITY (Cont'd)

     Class B Preferred Stock (Cont'd)

     LIQUIDATION

     Liquidation value is the same as redemption value. The Class B preferred stock is senior to Class A preferred stock and common stock and equal to Class C preferred stock.

     VOTING RIGHTS

     The holders of Class B preferred stock vote together with the holders of other shares of voting capital stock, and not as a separate class, on all matters to be voted on by the stockholders of the Company, on the following basis: each holder of Class B preferred stock is entitled to one vote for each share of common stock that would be issuable to such holder upon the conversion of all the shares of Class B preferred stock held by such holder on the record date for the determination of stockholders entitled to vote.

     Class C Preferred Stock

     The Company has authorized 170,000 shares of cumulative, voting, convertible preferred stock (Class C) having a par value of $8.40 per share, of which 160,145 shares were issued and outstanding at December 31, 2002. The issuance of Class C preferred stock occurred during 1996 as a result of the conversion of subordinated debentures.

     Specific features of the Class C stock are as follows:

     DIVIDENDS

     Holders of shares of the Class C preferred stock are due an annual cumulative dividend of 6%. Dividends are payable in preference and priority to any payment of any dividend on Class A preferred stock and common stock. As of December 31, 2002, cumulative dividends in arrears totaled $531,362 ($3.32 per share).

     REDEMPTION

     Beginning six years and ending eight years from January 24, 1995, at the request of the holders, any Class C preferred stock must be redeemed for an amount equal to its conversion price increased by an annual premium of 10%, compounded quarterly from January 24, 1995, plus any accrued but unpaid dividends. Mandatory redemption of all outstanding Class C preferred stock is required at the end of the eighth year. The aggregate redemption value of outstanding shares as of December 31, 2002 was $3,463,974.


                                   (continued)

                          TRACKING SYSTEMS CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

6.   STOCKHOLDERS' EQUITY (Cont'd)

     Class C Preferred Stock (Cont'd)

     CONVERSION

     Each share of Class C preferred stock issued may be converted into common stock of the Company. The conversion rate is equal to one share of common stock for every one share of Class C preferred stock.

     LIQUIDATION

     Liquidation value is the same as redemption value. The Class C preferred stock is senior to Class A preferred stock and common stock and equal to Class B preferred stock.

     VOTING RIGHTS

     The holders of Class C preferred stock vote together with the holders of other shares of voting capital stock, and not as a separate class, on all matters to be voted on by the stockholders of the Company, on the following basis: each holder of Class C preferred stock is entitled to one vote for each share of common stock that would be issuable to such holder upon the conversion of all the shares of Class C preferred stock held by such holder on the record date for the determination of stockholders entitled to vote.

7.   401(k) PLAN

     The Company maintains a 401(k) plan for substantially all of its employees that have worked for the Company for greater than 1 year. The Company does not have any matching requirements related to this plan.

8.   CONCENTRATION OF CREDIT RISK

     The Company maintains cash balances in excess of FDIC insurance limits at a financial institution. Such excess amounts totaled $533,544 at December 31, 2002. The Company monitors the financial condition of the deposit institution on a regular basis and believes the risk of loss to be very minimal.

                                iSECUREtrac Corp.
                                and Subsidiaries
                 Pro Forma Condensed Consolidated Balance Sheets
                                 June 30, 2003

                                                                                                   Pro Forma
                                                         iSECUREtrac       Tracking Systems       Adjustments      Consolidated
-------------------------------------------------------------------------------------------      ------------      ------------
ASSETS
Current Assets
       Cash                                            $     59,023            $    342,428      $         --      $    401,451
       Receivables:
          Trade accounts                                     93,554                 488,007                --           581,561
          Other                                                  --                      --                --                --
       Inventories                                          347,025                  72,486                --           419,511
       Prepaid expenses and other                           210,840                 143,774                --           354,614
-------------------------------------------------------------------------------------------      ------------      ------------
Total current assets                                        710,442               1,046,695                --         1,757,137
-------------------------------------------------------------------------------------------      ------------      ------------
Monitoring Equipment, net                                    90,000               1,121,769         1,462,747         2,674,516
Leasehold Improvements and Equipment, net                   187,267                 170,865                --           358,132
Product Development Costs, net                              524,769                      --                --           524,769
Monitoring Contracts                                             --                      --           911,522           911,522
Other Intangibles                                                --                 605,661          (605,661)               --
Goodwill                                                         --                      --         2,145,422         2,145,422
Other Assets                                                  8,575                   7,000                --            15,575
-------------------------------------------------------------------------------------------      ------------      ------------
Total assets                                           $  1,521,053            $  2,951,990      $  3,914,030      $  8,387,073
===========================================================================================      ============      ============

LIABILITIES AND STOCKHOLDERS' (DEFICIT)
Current Liabilities
       Notes payable                                      2,560,325                  77,163                --         2,637,488
       Current maturities of long-term debt                 830,708                      --                --           830,708
       Accounts payable and accrued expenses                901,855                 165,201                --         1,067,056
       Deferred gain on sale-leaseback transaction           33,918                      --                --            33,918
       Accrued interest payable                              85,327                 419,033                --           504,360
       Preferred dividends payable                          209,453                      --                --           209,453
-------------------------------------------------------------------------------------------      ------------      ------------
Total Current Liabilities                                 4,621,586                 661,397                --         5,282,983
-------------------------------------------------------------------------------------------      ------------      ------------
Long-term Debt, less current maturities                     492,680               4,218,821                --         4,711,501
-------------------------------------------------------------------------------------------      ------------      ------------
Stockholders'  (Deficit)
       Series A preferred stock                           8,843,246               1,447,867        (1,447,867)        8,843,246
       Series B preferred stock                             295,000               8,064,661        (8,064,661)          295,000
       Series C preferred stock                                  --               3,642,217        (3,642,217)               --
       Common stock                                          39,723                 239,232          (234,809)           44,146
       Additional paid-in capital                        22,979,938                      --         2,295,577        25,275,515
       Accumulated deficit                              (35,751,120)            (15,322,205)       15,008,007       (36,065,318)
-------------------------------------------------------------------------------------------      ------------      ------------
Total stockholders'  (deficit)                           (3,593,213)             (1,928,228)        3,914,030        (1,607,411)
-------------------------------------------------------------------------------------------      ------------      ------------
Total liabilities and stockholders' (deficit)          $  1,521,053            $  2,951,990      $  3,914,030      $  8,387,073
===========================================================================================      ============      ============

                                iSECUREtrac Corp.
                                and Subsidiaries
            Pro Forma Condensed Consolidated Statements of Operations
                      For the Year Ended December 31, 2002

                                                                                                                   Pro Forma
                                                                    iSt              TSC         Adjustments      Consolidated
------------------------------------------------------------------------------------------------------------------------------
Revenues:
        Equipment                                            $    358,305      $    275,745      $        --      $    634,050
        Leasing                                                        --           782,331               --           782,331
        Hosting                                                        --         2,392,702               --         2,392,702
        Gain on sale-leaseback transactions                            --                --               --                --
        Service                                                   144,697            52,756               --           197,453
------------------------------------------------------------------------------------------------------------------------------
           Total revenues                                         503,002         3,503,534               --         4,006,536
------------------------------------------------------------------------------------------------------------------------------
Costs and expenses:
        Cost of equipment and hosting revenue                     524,933         1,689,794               --         2,214,727
        Cost of service revenue                                    87,870                --               --            87,870
        Research and development                                  773,248                --               --           773,248
        Sales, general and administrative                       4,172,160         1,956,141         (101,247.00)     6,027,054
------------------------------------------------------------------------------------------------------------------------------
           Total costs and expenses                             5,558,211         3,645,935         (101,247.00)     9,102,899
------------------------------------------------------------------------------------------------------------------------------
        Operating (loss)                                       (5,055,209)         (142,401)         101,247.00     (5,096,363)
------------------------------------------------------------------------------------------------------------------------------
Other income (expense):
        Interest income                                             1,742            53,795               --            55,537
        Interest expense                                         (203,419)         (470,956)        (101,247.00)      (775,622)
        Loan acquisition expense, stockholders                   (536,734)               --               --          (536,734)
        Other, net                                                     --                --               --                --
------------------------------------------------------------------------------------------------------------------------------
        Total other income (expense)                             (738,411)         (417,161)        (101,247.00)    (1,256,819)
------------------------------------------------------------------------------------------------------------------------------
        (Loss) before provision for income taxes               (5,793,620)         (559,562)              --        (6,353,182)
        Provision for income taxes                                     --               (50)              --               (50)
------------------------------------------------------------------------------------------------------------------------------
Net (loss)                                                   $ (5,793,620)     $   (559,612)     $        --      $ (6,353,232)
==============================================================================================================================
Preferred dividends                                              (807,832)               --               --          (807,832)
==============================================================================================================================
Net (loss) available to common stockholders                  $ (6,601,452)     $   (559,612)     $        --      $ (7,161,064)
==============================================================================================================================
Net (loss) per share of common stock - basic and diluted                                                          $      (0.21)
==============================================================================================================================
Weighted average number of common shares outstanding                                                                33,671,905
==============================================================================================================================

                                iSECUREtrac Corp.
                                and Subsidiaries
            Pro Forma Condensed Consolidated Statements of Operations
                     For the Six Months Ended June 30, 2003

                                                                                                                    Pro Forma
                                                                    iSt              TSC         Adjustments       Consolidated
------------------------------------------------------------------------------------------------------------------------------
Revenues:
        Equipment                                             $     80,950      $     19,097      $         --    $    100,047
        Leasing                                                     38,223           769,804                --         808,027
        Hosting                                                     55,731           625,998                --         681,729
        Gain on sale-leaseback transactions                         11,306                --                --          11,306
        Service                                                      3,725            32,341                --          36,066
------------------------------------------------------------------------------------------------------------------------------
           Total revenues                                          189,935         1,447,239                --       1,637,174
------------------------------------------------------------------------------------------------------------------------------
Costs and expenses:
        Cost of equipment and hosting revenue                      298,108           618,875                --         916,983
        Cost of service revenue                                        840            39,987                --          40,827
        Research and development                                   373,449                --                --         373,449
        Sales, general and administrative                        2,014,673           948,549        (16,860.00)      2,946,362
------------------------------------------------------------------------------------------------------------------------------
           Total costs and expenses                              2,687,070         1,607,411        (16,860.00)      4,277,621
------------------------------------------------------------------------------------------------------------------------------
        Operating (loss)                                        (2,497,135)         (160,172)        16,860.00      (2,640,447)
------------------------------------------------------------------------------------------------------------------------------
Other income (expense):
        Interest income                                                211             2,695                --           2,906
        Interest expense                                          (130,479)         (156,711)       (16,860.00)       (304,050)
        Loan acquisition expense, stockholders                          --                --                --              --
        Other, net                                                      --                --                --              --
------------------------------------------------------------------------------------------------------------------------------
        Total other income (expense)                              (130,268)         (154,016)       (16,860.00)       (301,144)
------------------------------------------------------------------------------------------------------------------------------
        (Loss) before provision for income taxes                (2,627,403)         (314,188)               --      (2,941,591)
        Provision for income taxes                                      --               (10)               --             (10)
------------------------------------------------------------------------------------------------------------------------------
Net (loss)                                                    $ (2,627,403)     $   (314,198)     $         --    $ (2,941,601)
==============================================================================================================================
Preferred dividends                                               (412,916)               --                --        (412,916)
==============================================================================================================================
Net (loss) available to common stockholders                   $ (3,040,319)     $   (314,198)     $         --    $ (3,354,517)
==============================================================================================================================
Net (loss) per share of common stock - basic and diluted                 ~                 ~                 ~    $      (0.08)
==============================================================================================================================
Weighted average number of common shares outstanding                     ~                 ~                 ~      41,779,987
==============================================================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC 20549-1004

                                   Form 10-QSB

           (Mark One)

              |X| Quarterly report pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2003

                                       or

              |_| Transition report pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

        For the transition period from _______________ to _______________

                         Commission File Number 0-26455

                                ISECURETRAC CORP.
        (Exact name of small business issuer as specified in its charter)
                   (formerly Advanced Business Sciences, Inc.)

          DELAWARE                                      87-0347787
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                        5022 S. 114th Street, Suite #103
                              OMAHA, NEBRASKA 68137
                                 (402) 537-0022
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                           principal executive office)

      Check whether the issuer (1) filed all reports required to be filed by
Section 13 or 15(d) of the Securities Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                               YES |X|   NO |_|

      The number of issuer's shares outstanding as of October 31, 2003, was 47,988,001.

Transitional Small Business Disclosure Form (Check One): YES |_|  NO |X|

PART I.  FINANCIAL INFORMATION
ITEM 1.  FINANCIAL STATEMENTS

ISECURETRAC CORP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

                                                             September 30, 2003    December 31, 2002
----------------------------------------------------------------------------------------------------
      ASSETS
      Current Assets
          Cash                                                     $     88,553         $     47,374
          Receivables:
            Trade accounts                                              569,841               18,493
            Other                                                            --               75,111
          Inventories                                                   224,203               51,460
          Prepaid expenses and other                                    176,260               15,872
----------------------------------------------------------------------------------------------------
             Total current assets                                     1,058,857              208,310
----------------------------------------------------------------------------------------------------
      Leasehold Improvements and Equipment, net                         377,596              217,822
      Monitoring Equipment, net (including leased equipment
          of $885,895 in 2003 and $0 in 2002)                         3,431,973                   --
      Product Development Costs, net                                    446,054              682,200
      Intangibles, subject to amortization                              889,355                   --
      Goodwill                                                        2,302,179                   --
      Other Assets                                                       24,866                9,081
----------------------------------------------------------------------------------------------------
             Total assets                                          $  8,530,880         $  1,117,413
----------------------------------------------------------------------------------------------------

      LIABILITIES AND STOCKHOLDERS' (DEFICIT)
      Current Liabilities
          Notes payable                                            $  2,752,858         $  2,168,318
          Outstanding checks in excess of bank balance                       --              121,694
          Current maturities of long-term debt                        1,719,863              443,438
          Accounts payable and accrued expenses                       1,178,554              672,130
          Deferred gain on sale-leaseback transaction                   352,662                   --
          Accrued interest payable                                      110,139               46,113
          Preferred dividends payable                                   426,224              203,121
----------------------------------------------------------------------------------------------------
             Total Current Liabilities                                6,540,300            3,654,814
----------------------------------------------------------------------------------------------------
      Long-term Debt, less current maturities                         4,144,067                   --
----------------------------------------------------------------------------------------------------
      Stockholders'  (Deficit)
          Series A preferred stock                                    8,843,246            8,482,662
          Series B preferred stock                                      295,000              145,000
          Common stock                                                   46,772               34,919
          Additional paid-in capital                                 27,034,831           21,510,819
          Unearned consulting expense                                  (510,000)                  --
          Accumulated deficit                                       (37,863,336)         (32,710,801)
----------------------------------------------------------------------------------------------------
             Total stockholders'  (deficit)                          (2,153,487)          (2,537,401)
----------------------------------------------------------------------------------------------------
             Total liabilities and stockholders' (deficit)         $  8,530,880         $  1,117,413
----------------------------------------------------------------------------------------------------

See Notes to Condensed Consolidated Financial Statements

ISECURETRAC CORP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                                     Three Months Ended                    Nine Months Ended
                                                                       September 30                          September 30
                                                                  2003               2002               2003               2002
-----------------------------------------------------------------------------------------------------------------------------------
Revenues:
       Equipment                                              $     38,261       $    220,955       $    119,211       $    326,530
       Leasing                                                     105,300                 --            143,523                 --
       Hosting                                                     207,251                641            262,982                641
       Gain on sale-leaseback transactions                          28,419                 --             39,725                 --
       Service                                                       7,621             30,811             11,346            136,785
-----------------------------------------------------------------------------------------------------------------------------------
          Total revenues                                           386,852            252,407            576,787            463,956
-----------------------------------------------------------------------------------------------------------------------------------
Costs and expenses:
       Cost of revenues                                            274,554            266,716            573,502            504,362
       Research and development                                    178,328            209,148            551,777            562,557
       Sales, general and administrative                         1,163,666            874,289          3,178,339          3,004,591
-----------------------------------------------------------------------------------------------------------------------------------
          Total costs and expenses                               1,616,548          1,350,154          4,303,618          4,071,510
-----------------------------------------------------------------------------------------------------------------------------------
       Operating (loss)                                         (1,229,696)        (1,097,747)        (3,726,831)        (3,607,554)
-----------------------------------------------------------------------------------------------------------------------------------
Other income (expense):
       Interest income                                                  39                 --                250              1,689
       Interest expense                                           (107,629)           (54,627)          (238,108)          (158,705)
       Loan acquisition expense, stockholders                     (558,158)                --           (558,158)          (536,734)
-----------------------------------------------------------------------------------------------------------------------------------
       Total other income (expense)                               (665,748)           (54,627)          (796,016)          (693,750)
-----------------------------------------------------------------------------------------------------------------------------------
       (Loss) before provision for income taxes                 (1,895,444)        (1,152,374)        (4,522,847)        (4,301,304)
       Provision for income taxes                                       --                 --                 --                 --
-----------------------------------------------------------------------------------------------------------------------------------
Net (loss)                                                    $ (1,895,444)      $ (1,152,374)      $ (4,522,847)      $ (4,301,304)
Preferred dividends                                               (216,771)          (203,861)          (629,687)          (604,711)
-----------------------------------------------------------------------------------------------------------------------------------
Net (loss) available to common stockholders                   $ (2,112,215)      $ (1,356,235)      $ (5,152,534)      $ (4,906,015)
-----------------------------------------------------------------------------------------------------------------------------------
Net (loss) per share of common stock - basic and diluted      $      (0.05)      $      (0.04)      $      (0.13)      $      (0.17)
-----------------------------------------------------------------------------------------------------------------------------------
Weighted average shares common stock outstanding                43,535,697         30,208,104         39,416,506         28,488,604
-----------------------------------------------------------------------------------------------------------------------------------

See Notes to Condensed Consolidated Financial Statements.

ISECURETRAC CORP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                         Nine Months Ended      Nine Months Ended
                                                                        September 30, 2003     September 30, 2002
-----------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
    Net (loss)                                                                 $(4,522,847)           $(4,301,304)
    Depreciation and amortization                                                  452,276                244,997
    Other                                                                        3,712,885              1,280,149
-----------------------------------------------------------------------------------------------------------------
         Net cash (used in) operating activities                                  (357,686)            (2,776,158)
-----------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
    Acquisition of Tracking Systems                                                331,630                     --
    Other                                                                           (6,189)              (305,860)
-----------------------------------------------------------------------------------------------------------------
         Net cash (used in) investing activities                                   325,441               (305,860)
-----------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
    Increase (decrease) in notes payable and long term debt                     (1,011,422)               233,366
    Net proceeds from issuance of common stock                                   1,252,540              3,033,931
    Other                                                                         (167,694)              (185,279)
-----------------------------------------------------------------------------------------------------------------
         Net cash provided by financing activities                                  73,424              3,082,018
-----------------------------------------------------------------------------------------------------------------
         Increase (decrease) in cash                                                41,179                    --
Cash, beginning of period                                                           47,374                    439
-----------------------------------------------------------------------------------------------------------------
Cash, end of period                                                            $    88,553            $       439
-----------------------------------------------------------------------------------------------------------------
Supplemental Disclosures of Cash Flow Information:
    Cash payments for:
         Interest                                                              $   174,082            $   156,194
         Taxes                                                                          --                     --
Supplemental Disclosures of Noncash Investing and Financing Activities:
    Issuance of stock in payment of accounts and notes payable                 $   295,760            $ 2,520,681
    Issuance of preferred stock in payment of preferred stock dividends            360,584                469,011
    Preferred stock dividends declared but not paid                                426,224                203,861
    Equipment acquired through capital lease obligation                            828,333                     --
    Notes payable converted to capital lease obligations                         1,235,000                     --
    Issuance of common stock for investment in Tracking Systems                  2,300,000                     --
    Accounts payable converted to notes payable                                    166,076                     --

See Notes to Condensed Consolidated Financial Statements.

                        ISECURETRAC CORP AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.    GENERAL

The condensed consolidated balance sheet of iSECUREtrac Corp ("iSt" or "we", "us", or "our") at December 31, 2002 has been taken from audited consolidated financial statements at that date and condensed. The condensed consolidated financial statements for the three and nine months ended September 30, 2003 and for the three and nine months ended September 30, 2002 are unaudited and reflect all normal and recurring accruals and adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position, operating results and cash flows for the interim periods presented in this quarterly report. The condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto, together with management's discussion and analysis of financial condition and results of operations, contained in our Annual Report on Form 10-KSB for the year ended December 31, 2002. The results of operations and cash flows for the three and nine months ended September 30, 2003 are not necessarily indicative of the results for the entire fiscal year ending December 31, 2003. Where appropriate, items within the condensed consolidated financial statements have been reclassified from the previous periods' presentation.

The accompanying financial statements of iSECUREtrac Corp have been prepared on a going-concern basis, which contemplates profitable operations and the satisfaction of liabilities in the normal course of business. There are uncertainties that raise substantial doubt about the ability of iSt to continue as a going concern. As shown in the statements of operations, iSt has not yet achieved profitable operations. As of September 30, 2003, iSt has insufficient working capital to execute its business plan. These items raise substantial doubt about the ability of iSt to continue as a going concern. Management plans to continue financing operations and development of our technology through the plan described herein.

We are reporting as an operating company. For the first three quarters of 2002, we reported as a development stage company. We transitioned to an operating company during the fourth quarter of 2002 with the advent of direct sales and the subsequent signing, in the first quarter of 2003, of five end-user agencies, one service provider and three new distributors. As of September 30, 2003, we have signed 21 end-user agencies, four distributors, and five service providers. During the first quarter of 2003, we also entered into a stock purchase agreement with Fusion Capital Fund II, LLC that will provide us with capital for production of our tracking devices and general corporate purposes.

2.    CURRENT STOCKHOLDERS' EQUITY TRANSACTIONS

For the three-month period ending March 31, 2003, we issued 779,563 shares of our common stock valued at $299,500 to various individuals and companies as compensation for board participation, advisory services to the board and consulting agreements. 1,438,733 shares of our common stock were also issued as stock issuance costs in relation to our SB-2 registration statement accepted in April 2003.

We also issued 1,005,098 shares of common stock in exchange for $278,155 in cash and the elimination of a $10,000 promissory note to a corporation by exercise of outstanding warrants.

In addition, we issued 150 Series B Convertible Preferred Shares to an individual for $150,000 cash.

During the quarter ended March 31, 2003, we granted options to purchase 70,000 shares of common stock to two employees and one outside consultant pursuant to their stock option agreements. The exercise prices are at 85% of fair value of iSt's common stock and vest ratably over one month to two years. We had 91,666 options forfeited during the quarter ended March 31, 2003.

For the three-month period ending June 30, 2003, we issued 209,713 shares of our common stock valued at $129,833 to various individuals and companies as compensation for board participation, advisory services to the board and consulting agreements. In addition, 846,640 shares of our common stock were issued for cash totaling $392,718.

During the quarter ended June 30, 2003, we issued 218,744 shares of common stock in exchange for $17,825 in cash and the elimination of a $100,000 promissory note to a company by exercise of outstanding warrants.

In the second quarter of 2003, we issued 200 Series A Convertible Preferred Shares to an individual for $200,000 cash. These shares were then converted into 363,638 shares of common stock.

During the quarter ended June 30, 2003, we granted options to purchase 50,000 shares of common stock to one employee and six outside board members pursuant to their stock option agreements. The exercise price for the employee options are at 85% of fair value of iSt's common stock and vest ratably over two years. The exercise price for the stock options granted to the outside board members are at market price as of the date of grant. We had 15,417 options forfeited during the quarter ended June 30, 2003.

For the three-month period ending September 30, 2003, we issued 2,247,063 shares of our common stock valued at $1,080,434 to various individuals and companies as compensation for board participation, advisory services to the board, consulting agreements and cash. $510,00 of this value is recorded as unearned consulting expense at September 30, 2003 as it relates to a consulting agreement with a one year term. In the third quarter of 2003, we issued 160 Series A Convertible Preferred Shares to six entities in lieu of $158,760 of expenses. These shares were then converted into 320,000 shares of common stock.

In the third quarter of 2003, we issued 4,423,077 shares of our common stock valued at $2,300,000 to acquire all outstanding capital stock of Tracking Systems Corporation through a stock exchange. (See Note 5)

In the third quarter of 2003, we issued 1,631,474 warrants to purchase 1,631,474 shares of common stock to stockholders for loans to the Company and charged $559,559 to expense. We had 25,912 warrants expire during the quarter ended September 30, 2003.

During the quarter ended September 30, 2003, we granted options to purchase 560,000 shares of common stock to twenty eight employees and six outside board members pursuant to their stock option agreements. The exercise price for the employee options are at 85% of fair value of iSt's common stock and vest ratably over two years. The exercise price for the stock options granted to the outside board members are at market price as of the date of grant. We had 17,031 options forfeited during the quarter ended September 30, 2003.

iSECUREtrac Corp., at September 30, 2003, had 8,154,461 outstanding stock options, 2,914,439 outstanding warrants, 8,843,246, 500,100 and 6,600 shares issuable upon conversion of Series A convertible preferred stock, Series B convertible preferred stock and convertible subordinated debentures, respectively, that could potentially dilute basic EPS in the future that were not included in the computation of diluted EPS because to do so would have been anti-dilutive for the period presented.

3.    STOCK-BASED COMPENSATION

Stock -based compensation: iSt accounts for its various stock-based compensation plans under the recognition and measurement principles of APB Opinion No. 25 (APB 25), Accounting for Stock Issued to Employee, and related interpretations, which measures compensation as the difference between the fair value of the stock at the date of award and the amount required to be paid for the stock. Stock-based compensation of $21,730 and $22,199 and $65,510 and $124,677 has been reflected in net (loss) for the three and nine-month periods ending September 30, 2003 and 2002, respectively. The following table illustrates the effect on net (loss) and (loss) per share for the three and nine-month periods ending September 30, 2003 and 2002, as if iSt had applied the fair value recognition provisions of SFAS No. 123 (FAS 123), Accounting for Stock -Based Compensation, to stock-based compensation.

                                                      Three Months Ended September 30          Nine Months Ended September 30
                                                          2003                2002                2003                2002
                                                          ----                ----                ----                ----
Net (loss), available to common stockholders a        $(2,112,215)        $(1,356,235)        $(5,152,534)        $(4,906,015)
Add:  Stock-based employee compensation
  expense included in reported net (loss)                  21,730              22,199              65,510             124,677
Deduct:  Total stock-based employee
  compensation expense determined under
  fair value based method for all awards                 (121,377)            (86,053)           (302,411)           (629,545)
                                                      -----------         -----------         -----------         -----------
Pro forma net (loss)                                  $(2,211,862)        $(1,420,089)        $(5,389,435)        $(5,410,883)
                                                      ===========         ===========         ===========         ===========
Basic and diluted (loss) per share:
     As reported                                      $     (0.05)        $     (0.04)        $     (0.13)        $     (0.17)
                                                      ===========         ===========         ===========         ===========
     Pro forma                                        $     (0.05)        $     (0.05)        $     (0.14)        $     (0.19)
                                                      ===========         ===========         ===========         ===========

In determining the pro forma amounts above during 2003 and 2002, the value of each grant is estimated at the grant date using the fair value method prescribed in FAS 123 with the following assumptions: no dividends, risk free interest rate of 5%; expected life of 3 and 4 years and; expected price volatility of 85.94% and 124.58%.

The fair value of stock options and warrants issued to non-employees is being accounted for using FAS 123. Related compensation expense is charged to income when incurred.

Warrants and common stock issued in consideration for notes payable and debt guarantee fees are expensed in the period incurred due to the short term nature of the related notes.

4.    MANAGEMENT'S PLANS

We plan to continue financing our technology and operations through external and related party financing. We entered into a common stock purchase agreement on March 7, 2003, as amended and restated on April 14, 2003, with Fusion Capital Fund II, LLC, a Chicago based institutional investor. Under the agreement, Fusion Capital will buy up to $12.0 million of our common stock over a period of up to 40 months, subject to our right to extend the agreement for six months. We have the right to control the timing and amount of stock sold to Fusion Capital with the purchase price based upon the market price of the Company's common stock at the time of sale without any discount. Under the common stock purchase agreement, funding of the $12.0 million shall occur from time to time, and as such, we began receiving this funding on April 23, 2003. In addition, we are working on additional private placements of $3,200,000 and $5,000,000 in equity financing to continue to fund our operations and production of our tracking devices and related services.

We completed a sale-leaseback transaction with an unrelated party involving 100 of our series 2100 tracking units for $120,000 during the 1st quarter of 2003. This transaction generated a gain of approximately $45,000 that is being amortized into income over a 24 month time period (lease agreement).

We completed another sale-leaseback transaction with a related party involving 312 of our series 2100 tracking units for $375,000 during the 3rd quarter of 2003. This transaction generated a gain of approximately $164,000 that is being amortized into income over a 24 month time period (lease agreement).

We are also in the process of completing three separate sale-leaseback transactions with related parties (consisting of various stockholders) involving 817 of our series 2100 tracking units. As of September 30, 2003, we have received funding from these related parties totaling $985,000. We have sold and leased back 278 of the 817 units under one of these lease agreements. This transaction has generated a gain of approximately $182,696 that is being amortized into income over a 24 month time period (lease agreement). Once any of our additional units are sold to the finance companies, we will lease them back from the finance companies and in turn lease them to our customers, thereby generating cash flow to fund operations and meet our future obligations to the related party finance companies.

We are pursuing other sale-leaseback opportunities with various third party leasing companies. We believe that lease funding of our tracking units can be an additional source of cash to meet our financial needs.

Management hired four professional sales and sales support staff in the third and fourth quarters of 2002 and six sales professionals in the first nine months of 2003 to expand iSt's sales opportunities within the United States. We believe that the addition of sales personnel will enable us to increase sales on an accelerated basis.

Our continuation as a going concern is dependent upon our ability to satisfactorily meet our debt obligations, meet our product development goals, secure new financing and generate sufficient cash flows from operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

5.    ACQUISITION OF TRACKING SYSTEMS CORPORATION

On August 12, 2003 iSt entered into a share exchange agreement with Tracking Systems Corporation, Harrisburg, Pennsylvania (TSC), a privately held provider of criminal offender monitoring equipment services. Under the terms of the agreement, iSECUREtrac exchanged 4,423,077 shares its common stock (valued at $2.3 million based upon the average of the bid and asked prices for 20 trading days preceeding the closing). for 100% of the common stock of TSC and assumed $4,152,239 of TSC debt. The transaction was approved by the stockholders of TSC on August 21, 2003 and was closed on August 28, 2003. TSC is now a wholly owned subsidiary of iSECUREtrac Corp. and the results of their operations from August 29, 2003 through September 30, 2003 are included in our consolidated financial statements. The total cost of the acquisition was $6,452,239 plus $115,316 of aquisition costs. $562,992 was allocated to working capital assets and liabilities. $2,790,862 was allocated to leasehold improvements and monitoring equipment. $911,522 was allocated to intangibles subject to amortization and $2,302,179 was allocated to goodwill. We assigned values to assets and liabilities based upon their fair values. An outside accounting firm provided assistance with the valuation of fair value of the assets and liabilities.

TSC is one of the leading providers of electronic home detention systems for public and private criminal justice agencies in the United States. TSC was acquired to allow us to rapidly expand our product line and operating infrastructure. Included with the acquisition were over 200 customers and $3.5 million of annual revenue, as well as the rights to the MEMS breath alcohol monitoring and a state-of the-art 24/7 customer support capability.

We recorded $911,522 of intangibles related to the fair value of existing monitoring contracts acquired. This intangible will be amortized over seven years, which is the estimated life of the monitoring contracts. Amortization expense for the period from August 29, 2003 through September 30, 2003 was $10,851. Estimated amortization expense for the next five fiscal years is $130,217. In addition, we recorded $2,302,179 of goodwill that will be subject to annual impairment tests. This goodwill, which arises from the excess of the purchase price over the fair market value of the assets, represents the value to be gained from the increased synergies and sales potential of the combined entities.

We assumed a $3,452,239 note payable to Westburg Media Capital, LP, a related party. This note payable, which includes a blanket security interest in the all assets, accounts, rights, licenses, and general intangibles, calls for monthly payments including interest of $67,000 with a balloon payment for the remaining amount of principal and interest due in November 2007. The interest rate is based on the U.S. Bank of Washington's prime rate plus 4%. This note also contains various financial covenants that are to be measured on an annual basis.


We also assumed $700,000 of unsecured and subordinated notes payable to other related parties. These notes mature on August 31, 2006 and carry an interest rate of eight (8.0%) per annum and shall be payable annually in arrears.

The following table presents pro forma financial information as though this business combination had been completed as of the July 1, 2003.

                                                                  For the Three      Period from
                                                                   Months Ended  July 1, 2003 to
                                                             September 30, 2003  August 28, 2003
                                                                     iSt                TSC          Adjustments            Total
-----------------------------------------------------------------------------------------------------------------------------------
Total revenues                                                  $    386,852         $ 431,308         $(28,266)        $   789,894
Operating (loss)                                                  (1,229,696)         (117,821)          17,218          (1,330,299)
-----------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                               $ (1,895,444)        $ 101,769         $(46,287)        $(1,839,962)
-----------------------------------------------------------------------------------------------------------------------------------
Net (loss) per share of Common Stock - basic and diluted                                                                      (0.04)
-----------------------------------------------------------------------------------------------------------------------------------
Weighted average shares common stock outstanding                                                                         43,535,697
-----------------------------------------------------------------------------------------------------------------------------------

Pro forma adjustments are for amortization of monitoring contract, change in depreciation due to adjustment of equipment to fair value, and elimination of intercompany transactions.

The following table presents pro forma financial information as though this business combination had been completed as of the January 1, 2003.

                                                                 For the Nine         Period from
                                                                 Months Ended  January 1, 2003 to
                                                           September 30, 2003     August 28, 2003
                                                                  iSt                 TSC            Adjustments           Total
-----------------------------------------------------------------------------------------------------------------------------------
Total revenues                                                $   576,787         $ 1,878,547         $(28,266)        $  2,427,068
Operating (loss)                                               (3,726,831)           (277,993)          (6,141)          (4,010,965)
-----------------------------------------------------------------------------------------------------------------------------------
Net (loss)                                                    $(4,522,847)        $  (212,419)        $(79,473)        $ (4,814,739)
-----------------------------------------------------------------------------------------------------------------------------------
Net (loss) per share of Common Stock - basic and diluted                                                                      (0.12)
-----------------------------------------------------------------------------------------------------------------------------------
Weighted average shares common stock outstanding                                                                         39,416,506
-----------------------------------------------------------------------------------------------------------------------------------

Pro forma adjustments are for amortization of monitoring contract, change in depreciation due to adjustment of equipment to fair value, and elimination of intercompany transactions.

6. SUBSEQUENT EVENT

We have a $1,000,000 subordinated convertible note with MicroCapital Fund LLC. This long-term note carries an interest rate of ten (10.00)% per annum with quarterly interest payments and matures in October 2008.

7. MONITORING EQUIPMENT

Monitoring equipment, including leased equipment, is carried at cost and is being depreciated by the straight line method over useful lives of up to 5 years. Depreciation expense on assets acquired under capital leases is included with depreciation expense on owned assets.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Discussions of certain matters contained in this Quarterly Report on Form 10-QSB may contain statements that plan for or anticipate the future. Forward-looking statements include statements about the future of our products and the industry, statements about our future business plans and strategies, and most other statements that are not historical in nature. In this Prospectus, forward-looking statements are generally identified by the words "anticipate," "plan," "believe," "expect," "estimate," and the like. Because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. The actual outcomes of these matters may differ significantly from the outcomes expressed or implied in these forward-looking statements and other risks detailed in "ITEM 1. Description of Business" contained in iSt's Form 10-KSB filed with the SEC March 31, 2003.

The following discussion is intended to provide a better understanding of the significant changes in trends relating to iSt's financial condition and results of operations. Management's Discussion and Analysis should be read in conjunction with the accompanying Condensed Consolidated Financial Statements and Notes thereto.

We have moved from a being developmental stage company to an operating company during the fourth quarter of 2002. As such, the financial results of operations reflect our primary activities transitioning from development and testing of our GPS products to production and sales of our Model 2100NC units, principally for offender monitoring in the criminal justice marketplace. We completed the final design and began production of our series 2100 tracking unit in the first quarter of 2002. During 2002, we sold and shipped 350 PTUs to our then-only distributor for deployment. During the first nine months of 2003, we have sold or leased 446 PTUs through our direct sales force. As of September 30, 2003, we have signed 21 end-user agencies, four distributors, and five service providers.

We have developed our computerized center for communication and data management (tracNET24(TM) platform), staffed only to maintain the system. We anticipate revenues will increase significantly in 2004 as we continue to aggressively deliver our new products to the criminal justice market. The tracNET24(TM) platform will be operated as an Application Service Provider (ASP) service, allowing agents of our distributing partners at existing monitoring centers to access and use the system to provide the monitoring services. As we continue to roll out this new product offering, our customers will have control and responsibility to monitor the movement of their individuals or assets. Utilizing our GPS tracking products, customers, through a secure internet connection, will access their information via our host website, www.tracnet24.com. Our product allows our customers greater flexibility, ease of use and reduced operating costs when compared to our competitor's current product offerings and pricing. At the same time, it allows us to partner with industry-specific service providers, wherein they provide the staffing and end-user interaction, and we supply the tracking technology and information reporting.

In addition, management plans to hire additional sales and sales support staff to expand iSt's sales opportunities within the United States. We believe that the addition of sales personnel will enable us to increase sales on an accelerated basis.

Equipment Revenue

Equipment Revenue is derived from the sale of our products. For the three and nine months ended September 30, 2003, equipment revenues were $38,261 and $119,211 compared to $220,955 and $326,530 for the three and nine month periods in 2002. The reason for the decreases is the reduction in units sold in the 2nd and 3rd quarters of 2003, compared to the same periods of 2002. This reduction is attributable to the company's shift from selling to leasing of its product.

Leasing Revenue

Leasing Revenue is derived from the leasing of our products. For the three and nine months ended September 30, 2003, leasing revenues were $105,300 and $143,523 compared to none for the three and nine month periods in 2002. $60,849 of this increase is attributable to the acquisition of TSC with the balance due to the company's shift from selling to leasing of its product.

Hosting Revenue

Hosting Revenue is the fees charged to our customers for hosting data that encompasses units being active or in use, fax charges, pages, and phone call-ins. For the three and nine months ended September 30, 2003, hosting revenues were $207,251 and $262,982 compared to $641 and $641 during the same periods in 2002. $161,872 of this increase is attributable to the acquisition of TSC with the balance due to the growth in deployments of our Series 2100
PTUs.

Gain on Sale-leaseback Transactions

The Gain on Sale-leaseback Transactions consists of amortization of the deferred gain that we record upon delivery of units in conjunction with the individual lease agreements that we have outstanding. For the three and nine months ended September 30, 2003, the gain on sale-leaseback transactions was $28,419 and $39,725 compared to none during the same periods in 2002. The reason for the increase in the comparable periods is that we had no sale-leaseback agreements in place in 2002.

Service Revenue

For 2003, Service Revenue consisted of sales of non-core product that included various ancillary computer equipment and the maintenance associated with such equipment. For the three and nine months ended September 30, 2003, Service Revenue was $7,621 and $11,346 compared to $30,811 and $136,785 for the comparable periods of 2002. The main reason for the decrease is a slow down in projects pursuant to our focusing on our core products.

Cost of Revenues

Cost of Revenues represents all direct costs associated with the generation of equipment and hosting revenue, including cost of goods for our equipment that is sold and leased, the direct variable communications and hardware equipment expenses associated with the webcentric hosting services provided by iSt, the costs of distribution of software and equipment, and the maintenance expenses on equipment repaired under service agreements. A portion of our cost of revenues consists of the amortization of product development costs, which began in March 2002. This amortization amounted to $78,715 and $236,142 for the three and nine months ended September 30, 2003 compared to $78,715 and $183,666 during the same periods in 2002. For the three and nine month periods ending September 30, 2003, Cost of Revenues was $274,554 and $573,502, compared to $266,716 and $504,362 during the same periods in 2002. The main reason for these increases was the overall increase in deployment of our Series 2100 tracking units, as well as the increased product development cost amortization, and the acquisition of TSC. $73,380 of the three and nine month increases in cost of revenues was due to the acquisition of TSC.

Research and Development

Research and Development expenses are the direct costs associated with iSt's development of its proprietary products. Expenses in this category include the cost of outside contracted engineering and design, staffing expenses for the iSt's own engineers and software developers, and the actual costs of components, prototypes, and testing equipment and services used in the product development functions. The Research and Development expenses were $178,328 and $551,777 for the three and nine months ended September 30, 2003, compared to $209,148 and $562,557 for the same period in 2002. This decrease in research and development expenses was the result of bringing all research and development in house.

Sales, General and Administrative

Sales, General and Administrative (SG&A) expenses are all the expenses associated with the operations and marketing of our company, outside of the expenses described above. These expenses include executive, sales, administrative and accounting staff payroll, taxes and benefits, rent on property, all travel, fixed telephone expenses, office leases and supplies, marketing, advertising in magazines and periodicals, attendance at trade shows, production of marketing and related collateral material, as well as recruiting and training expenses. For the three and nine months ended September 30, 2003, SG&A expenses increased to

$1,163,666 and $3,178,339, from $874,289 and $3,004,591 respectively in the comparable periods of 2002. $198,987 of this increase was due to the acquisition of TSC, with the balance attributable to increases in salaries and wages due to addition of sales personnel.

Operating (Loss)

For the three and nine months ended September 30, 2003, operating (loss) was $(1,229,696) and $(3,726,831), compared to $(1,097,747) and $(3,607,554) for the same periods in 2002. These increases were caused primarily by increases in SG&A expenses as described above.

Interest Expense

For the three and nine months ended September 30, 2003, interest expense totaled $107,629 and $238,108, compared to interest expense of $54,627 and $158,705 in the comparable periods of 2002. These increases were due to larger outstanding balances in Company borrowings in 2003 over 2002.

Loan Acquisition Expense, Stockholders

For the three and nine months ended September 30, 2003, loan acquisition expense was $558,158 and $558,158, compared to $0 and $536,734 for the comparable periods of 2002. The increase is due to stock warrants issued to various stockholders or individuals for lending us money.

Net (Loss)

For the three and nine months ended September 30, 2003, we had a Net Loss of $(1,895,444) and $(4,522,847), compared to a Net Loss of $(1,152,374) and
$(4,301,304), in the comparable periods of 2002, for the reasons described above.

Preferred Dividends

For the three and nine months ended September 30, 2003, preferred dividends totaled $216,771 and $629,687, as compared to $203,861 and $604,711 for the comparable periods of 2002. This change was due to more outstanding Series A Convertible Preferred Stock in the period.

Net (loss) Available to Common Stockholders

For the three and nine months ended September 30, 2003, we had a net (loss) available to common stockholders of $(2,112,215) and $(5,152,534) compared to a net (loss) available to common stockholders of $(1,356,235) and $(4,906,015) in the comparable periods of 2002. The reasons for these changes are described above.

Liquidity and Capital Resources

For the nine months ended September 30, 2003, we used $(357,686) in operating activities and we generated $325,441 from investing activities and $73,424 from financing activities. The total of all cash flow activities resulted in an increase in the balance of cash for the nine months ended September 30, 2003 of $41,179. For the same period of 2002, we used $(2,776,158) in operating activities and $(305,860) in investing activities. We generated $3,082,018 from financing activities. The total of all cash flow activities resulted in no change to the balance of cash for the 9 months ended September 30, 2002.

We completed a sale-leaseback transaction with an unrelated party involving 100 of our series 2100 tracking units for $120,000 during the 1st quarter of 2003. This transaction generated a gain of approximately $45,000 that is being amortized into income over a 24 month time period (lease agreement).

We completed another sale-leaseback transaction with a related party involving 312 of our series 2100 tracking units for $375,000 during the 3rd quarter of 2003. This transaction generated a gain of approximately $164,000 that is being amortized into income over a 24 month time period (lease agreement). We are also in the process of completing three separate sale-leaseback transactions with related parties (consisting of various stockholders) involving 817 of our series 2100 tracking units. As of September 30, 2003, we have received funding from the related parties totaling $985,000. We have sold and leased back 278 of the units under one of these lease agreements. This transaction has generated a gain of approximately $182,696 that is being amortized into income over a 24 month time period (lease agreement). Once any of our additional units are sold to the finance companies, we will lease them back from the finance companies and in turn lease them to our customers, thereby generating cash flow to fund operations and meet our future obligations to the related party finance companies.

We are pursuing other sale-leaseback opportunities with various third party leasing companies. We believe that lease funding of our tracking units can be an additional source of cash to meet our financial needs.

We entered into a common stock purchase agreement on March 7, 2003, as amended and restated on April 14, 2003, with Fusion Capital Fund II, LLC, a Chicago based institutional investor. Under the agreement, Fusion Capital will buy up to $12.0 million of our common stock over a period of up to 40 months, subject to our right to extend the agreement for six months. We have the right to control the timing and amount of stock sold to Fusion Capital with the purchase price based upon the market price of the Company's common stock at the time of sale without any discount. Under the common stock purchase agreement, funding of the $12.0 million shall occur from time to time, and as such, has already commenced as of April 23, 2003. In addition, we are working on an additional private placements of $3,200,000 and $5,000,000 in equity financing to continue to fund the operations and production of our tracking devices and related services.

As of September 30, 2003, we had the following borrowing facilities in place:

We have a $750,000 long term note payable from U.S. Bank N.A. of Omaha, Nebraska. iSt made 35 monthly payments of $16,557 and currently has one last payment of $316,084 that was due June 30, 2003. The interest rate is a variable rate based on the U.S. Bank N.A. Reference Rate (the "Index Rate") plus two (2.00) percent. As of September 30, 2003, the Index Rate was currently four (4.00) percent, and the outstanding loan balance was $316,084. This loan is secured by a security interest in our tangible and intangible assets and the personal guarantees of various stockholders. The maturity date of this note has been extended until February 15, 2004 with monthly payments of $16,557 due beginning October 15, 2003.

We have a $92,710 unsecured note payable from Merrill Corporation resulting from the conversion of accounts payable. This short-term note matured on July 30, 2003 and required monthly principal only payments. It carries an interest rate of zero (0)%. As of September 30, 2003, the outstanding loan balance was $74,710. We are currently negotiating with this vendor to renew and extend this note payable.

We have a $73,366 note payable from Nebraska State Bank of Omaha. This short-term note matures on March 17, 2004 and carries an interest rate of seven and one-fourth (7.25)% due at maturity.

We have a $3,452,239 note payable from Westburg Media Capital, LP (a stockholder). This long-term note calls for monthly payments including interest of $67,000 with a balloon payment for the remaining amount due in full in November 2007. The interest rate is based on the U.S. Bank of Washington prime rate plus 3%. As of September 30, 2003, the rate in effect was 4% and the outstanding loan balance was $3,343,104. This note payable is secured by all corporate assets.

We have a $200,000 note payable from Keystone Venture IV, L.P. (a stockholder). This unsecured, long-term note matures on August 31, 2006 and carries an interest rate of eight (8.00)% per annum and shall be payable annually in arrears. This note payable is subordinated to the Westburg Media Capital, LP note payable.

We have a $200,000 note payable from Penn Janney Fund, Inc. (a stockholder). This unsecured, long-term note matures on August 31, 2006 and carries an interest rate of eight (8.00)% per annum and shall be payable annually in arrears. This note payable is subordinated to the Westburg Media Capital, LP note payable.

We have a $300,000 note payable from Oddyssey Capital Group, L.P. (a stockholder). This unsecured, long-term note matures on August 31, 2006 and carries an interest rate of eight (8.00)% per annum and shall be payable annually in arrears. This note payable is subordinated to the Westburg Media Capital, LP note payable.

The majority of our remaining $2,644,782 in notes payable consists of amounts owed to individuals, primarily directors of iSt, which mature within one year and carry interest rates of 6% to 10%.

We lack sufficient operating capital, and we intend to fund our ongoing development and operations through a combination of additional equity capital and further borrowings. As of September 30, 2003, we did not have commitments for either debt or share purchases to meet its planned 2003 operating capital requirements.

ITEM 3. DISCLOSURE CONTROLS AND PROCEDURES

As of the end of the period covered by this report, the Company conducted an evaluation, under the supervision and with the participation of the principal executive officer and principal financial officer, of the Company's disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934 (the "Exchange Act")). Based on this evaluation, the principal executive officer and principal financial officer concluded that the Company's disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission rules and forms. There was no change in the Company's internal control over financial reporting during the Company's most recently completed fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

                           PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS.

We are subject to pending or threatened lawsuits that are ordinary to our business. In the opinion of management, no material loss is expected from any of such pending claims or lawsuits. We are also subject to a variety of federal and state laws and regulations, especially those relating to electronic devices and wireless communications.

ITEM 2. CHANGES IN SECURITIES AND USE OF PROCEEDS.

iSt claims exemption under the Securities Act of 1933 Section 4(2) for the following equity transactions which took place in the third quarter of 2003.

1. Board members were compensated in total with 22,434 shares of stock valued at $12,000 for attending two (2) third quarter board meetings. The 22,434 shares are comprised of six board members receiving 1,887 shares each on August 4th and 1,852 shares each on August 22nd. Ken Macke, retired Chairman and CEO of Dayton Hudson Corp., was also compensated for being an Advisor to the Board of Directors. He received 15,723 shares valued at $8,333 on August 4th and 15,432 shares valued at $8,333 on August 22nd for attending two (2) third quarter board meetings.

2. On July 23rd, August 22nd, and September 22nd 2003, we issued 80,000 shares of common stock each day with a total value of $109,600 to a company for services per their consulting agreement. On August 14, 2003 we also issued 200,000 shares valued at $90,000 to the same company per their agreement.

3. On July 24, 2003, we issued 1,200,000 shares of common stock valued at $612,000 to a company for services per its consulting agreement.

4. On September 11, 2003, we issued 18,000 and 12,000 shares of common stock valued at $9,900 and $6,600 respectively to two individuals for services per their consulting agreement.

5. On September 18, 2003, we issued 4,274 shares of common stock valued at $2,000 to a company for services per their consulting agreement.

6. On September 26, 2003, we issued 18,142 shares of common stock valued at $5,000 upon the exercise of outstanding warrants.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES.

Not Applicable

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

Not Applicable

ITEM 5. OTHER INFORMATION.

Not Applicable

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K.

(A)   EXHIBITS

31.1 Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2 Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32 Certification of Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

(B)   REPORTS ON FORM 8-K

On August 18, 2003, iSt filed a report on Form 8-K under Item 5. "Other Events" to report it had entered into a share exchange agreement with Tracking Systems Corporation, Harrisburg, Pennsylvania (TSC), a privately held provider of criminal offender monitoring equipment and services. Under the terms of the agreement, iSECUREtrac would pay $2.3 million in stock to the shareholders of TSC and assume $4.2 million of TSC debt.

On September 12, 2003, iSt filed a report on Form 8-K under Item 5. "Other Events" to report that, on August 28, 2003, it had, along with Tracking Systems Corporation of Harrisburg, Pennsylvania (TSC), completed the earlier announced share exchange transaction under the terms of their Share Exchange Agreement dated August 12, 2003 (the Agreement). The Agreement was approved by the shareholders of TSC on August 21, 2003. TSC will be operated as a wholly owned subsidiary of iSECUREtrac.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            ISECURETRAC CORP


Date: November 14, 2003                     By: /s/ James E. Stark
                                               ---------------------------------
                                               James E. Stark
                                               President

                                                                    EXHIBIT 31.1

              CERTIFICATION OF CHIEF EXECUTIVE OFFICER PURSUANT TO
                  SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Michael P. May, certify that:

      1. I have reviewed this quarterly report on Form 10-QSB of iSECUREtrac Corp.;

      2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

      3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

      4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and we have:

            a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

            b) evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

            c) disclosed in this report any change in the registrant's internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting.

      5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

            a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

            b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.


Date:  November 14, 2003
                                            /s/  Michael P. May
                                            ------------------------------------
                                            Michael P. May
                                            Chief Executive Officer

                                                                    EXHIBIT 31.2

              CERTIFICATION OF CHIEF FINANCIAL OFFICER PURSUANT TO
                  SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, David G. Vana, certify that:

      1. I have reviewed this quarterly report on Form 10-QSB of iSECUREtrac Corp.;

      2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

      3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

      4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and we have:

            a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

            b) evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

            c) disclosed in this report any change in the registrant's internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting.

      5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

            a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

            b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.


Date:  November 14, 2003
                                            /s/  David G. Vana
                                            ------------------------------------
                                            David G. Vana
                                            Chief Financial Officer

                                                                      Exhibit 32

      CERTIFICATION OF CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER
                       PURSUANT TO 18 U.S.C. SECTION 1350
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. Section 1350, as adopted), Michael P. May, the Chief Executive Officer of iSECUREtrac Corp. (the "Company"), and David G. Vana, the Chief Financial Officer of the Company, each hereby certifies that:

1. The Company's Quarterly Report on Form 10-QSB for the period ended September 30, 2003, to which this Certification is attached as Exhibit 32 (the "Periodic Report"), fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended; and

2. The information contained in the Periodic Report fairly presents, in all material respects, the financial condition of the Company at the end of the period covered by the Periodic Report and results of operations of the Company for the period covered by the Periodic Report.

Dated:  November 14, 2003


/s/   Michael P. May                        /s/   David G. Vana
-----------------------------------         ------------------------------------
Michael P. May                              David G. Vana
Chief Executive Officer                     Chief Financial Officer

                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported), November 17, 2003

                                ISecureTrac Corp.

--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)

--------------------------------------------------------------------------------

          Delaware                     0-26455                  87-0347787
--------------------------------------------------------------------------------
(State or other jurisdiction         (Commission               (IRS Employer
      of incorporation)              File Number)            Identification No.)

5022 South 114th Street, Omaha, Nebraska                             68137
--------------------------------------------------------------------------------
(Address of principal executive offices)                           (Zip Code)

        Registrant's telephone number, including area code (402) 537-0022

                                 Not Applicable


--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)


--------------------------------------------------------------------------------

ITEM 5. OTHER EVENTS.

iSecureTrac Corp. today announced its financial results for the third quarter and the filing of its third quarter report on Form 10-QSB. The report consolidates the financial results of iSecureTrac Corp. and its wholly owned subsidiary, Tracking Systems Corporation of Harrisburg, Pennsylvania (TSC), and is the first such report since the acquisition of TSC was completed on August 28, 2003.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

         Exhibit No.                    Description
------------------------      --------------------------------------------------

         99.1                 Press Release

                                   SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          ISECURETRAC CORP.


Date: November 17, 2003                   By: /s/ James E. Stark
                                              ----------------------------------
                                              President



--------------------------------------------------------------------------------

                                  EXHIBIT INDEX


         Exhibit No.                    Description
------------------------      --------------------------------------------------

         99.1                 Press Release

               ISECURETRAC REPORTS THIRD QUARTER FINANCIAL RESULTS

         OMAHA, Neb.- Nov. 17, 2003 - iSECUREtrac(TM) Corp. (OTCBB: ISRE), an industry leader in the development of global positioning systems (GPS) for tracking and monitoring, reported consolidated revenues for the third quarter ended September 30,2003, increased to $386,852, representing a 53.3% increase over the comparable prior year quarter. The Company reported a net loss available to common stockholders of $2,112,215, or $0.05 per share. The comparable prior year quarter saw a net loss available to common stockholders of $1,356,235, or $0.04 loss per share.

         "We continued our sales growth in the third quarter," said Jim Stark president of iSECUREtrac Corp. Stark commented further, "When comparing this year's performance to the prior year, you must take into account the change in our business model from selling product to distributors to a direct model where we now lease our product and services to the end user agencies and service providers across the United States. When moving from `sales accounting' to `lease accounting', the short run impact is a reduction in revenue, as revenue is now recognized on a monthly basis, over the life of the lease, rather than on the date of the sale. However, we now have a recurring revenue stream from our customers versus a one time sale to a distributor. Additionally, in the third quarter of this year;

         o        we brought on new sales leadership;

         o        doubled the size of our direct sales force;

         o launched the wireless version of our tracNET24 tracking solution;

         o        ramped up our manufacturing capabilities;

         o        and completed the acquisition of Tracking Systems
                  Corporation."

         Stark added, "This was a very dynamic quarter, characterized by increased investment and increasing sales successes. Our new customers underscore the market's commitment to not only address the issue of criminals on the streets, but also to move away from antiquated technology that tracNET24 so effectively replaces. We are the industry's acknowledge technology leader and the expanded sales force is taking advantage of this position to get to more prospects on a more timely basis."


                                   ---MORE---

         For the nine months ended September 30, 2003, revenues increased 24.3% from the comparable period of 2002, to $576,787. The Company reported a net loss available to common stockholders of $5,152,534, or $0.13 per share for the period. During the same period in 2002, net loss available to common stockholders was $4,906,015 or $0.17 per share.

SAFE HARBOR

This press release contains forward-looking statements that, if not verifiable historical fact, may be viewed as forward-looking statements that could predict future events or outcomes with respect to iSECUREtrac Corp. and its business. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements due to a number of risk factors including, but not limited to, continued sales growth of the Company's products, the level of demand for the Company's products and services, and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2002. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

                          INVESTOR INFORMATION CONTACT:

American Financial Communications             Salzwedel Financial Communications
Richard Carpenter                             Jeff Salzwedel/Phil Agrue
(510) 597-4200                                (503) 638-7777

                            CORPORATE COMMUNICATIONS:

        James Stark, iSECUREtrac, jstark@isecuretrac.com, (402) 537-0022


                                       ###


                                       5